   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997
                          REGISTRATION NOS. 333-           AND 333-         -01
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM SB-2
                               ----------------
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              GBCI CAPITAL TRUST
                          GOLD BANC CORPORATION, INC.
              (NAME OF SMALL BUSINESS ISSUERS IN THEIR CHARTERS)
         DELAWARE                     6712                   APPLIED FOR
          KANSAS         (PRIMARY STANDARD INDUSTRIAL        48-1008593
     (STATES OR OTHER     CLASSIFICATION CODE NUMBER)       (IRS EMPLOYER
       JURISDICTIONS                                    IDENTIFICATION NOS.)
    OF INCORPORATION OR
       ORGANIZATION)
                               11301 NALL AVENUE
                             LEAWOOD, KANSAS 66211
                                (913) 451-8050
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACES OF BUSINESS)
                              MICHAEL W. GULLION
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          GOLD BANC CORPORATION, INC.
                               11301 NALL AVENUE
                             LEAWOOD, KANSAS 66211
                                (913) 451-8050
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                  COPIES TO:
       STEVEN F. CARMAN, ESQ.                    STEVEN L. KAPLAN, ESQ.
  BLACKWELL SANDERS MATHENY WEARY &                  ARNOLD & PORTER
            LOMBARDI LLP                         THURMAN ARNOLD BUILDING
         TWO PERSHING SQUARE                    555 TWELFTH STREET, N.W.
        2300 MAIN, SUITE 1100                  WASHINGTON, D.C. 20004-1202
     KANSAS CITY, MISSOURI 64108                     (202) 942-5998
           (816) 983-8153                          FAX: (202) 942-5999
         FAX: (816) 983-8080
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                           PROPOSED
                                            PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                     MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE       AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED           REGISTERED     PER UNIT*        PRICE*          FEE
------------------------------------------------------------------------------------
 % Preferred Securities
 of GBCI Capital Trust..    1,150,000        $25.00      $28,750,000       $8,713
------------------------------------------------------------------------------------
 % Junior Subordinated
 Debentures of Gold Banc
 Corporation, Inc. (1)..
------------------------------------------------------------------------------------
Guarantee of Gold Banc
 Corporation, Inc. of
 certain obligations
 under the Preferred
 Securities (2).........
------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 *Estimated solely for the purpose of calculating the registration fee, exclusive of accrued interest and dividends, if any.
(1) The Junior Subordinated Debentures will be purchased by GBCI Capital Trust with the proceeds of the sale of the Preferred Securities. Such Debentures may later be distributed for no additional consideration to the holders of the Preferred Securities upon the dissolution of the Trust and the distribution of its assets.
(2) This Registration Statement is deemed to cover the Guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required for the Guarantee.
  The prospectus contained in this Registration Statement will be used for the
offering of the following securities: (1)       % Preferred Securities of GBCI
Capital Trust; (2)       % Junior Subordinated Debentures of Gold Banc
Corporation, Inc.; and (3) a Guarantee of Gold Banc Corporation, Inc. of certain obligations under the Preferred Securities.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED              , 1997

                                  $25,000,000

                              GBCI CAPITAL TRUST

                             % PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                          GOLD BANC CORPORATION, INC.

  The Preferred Securities offered hereby represent preferred undivided beneficial interests in the assets of GBCI Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). Gold Banc Corporation, Inc. (the "Company") will initially be the holder of all of the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities").
                                                      (Continued on next page)

                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.

                               ----------------

  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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
                                                UNDERWRITING
                                                DISCOUNTS AND        PROCEEDS TO
                         PRICE TO PUBLIC(1)    COMMISSIONS (2)   ISSUER TRUST(3)(4)
-----------------------------------------------------------------------------------
Per Preferred Security..       $25.00                (4)               $25.00
-----------------------------------------------------------------------------------
Total(5)................     $25,000,000             (4)             $25,000,000
-----------------------------------------------------------------------------------

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(1) Plus accrued Distributions, if any, from       , 1997.
(2) The Company and the Issuer Trust have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting estimated expenses of the Offering of approximately $250,000 payable by the Company.
(4) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for
    arranging the investment therein of such proceeds, $         per Preferred
    Security (or $             in the aggregate). The managing underwriter
    will receive a supplemental financial advisory fee of $25,000 payable upon consummation of the Offering. See "Underwriting."
(5) The Company has granted the Underwriters a 30 day option to purchase up to an additional $3,750,000 aggregate liquidation amount of the Preferred Securities at the Price to Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public and Proceeds to Issuer Trust will be $28,750,000 and $28,750,000, respectively. See "Underwriting."

  The Preferred Securities are offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters. The Underwriters reserve the right to reject orders in whole or in part and to withdraw, cancel or modify the Offering without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company
on or about        , 1997.

                                 ADVEST, INC.

               The date of this Prospectus is            , 1997

(cover page continued)

  The Issuer Trust exists for the sole purpose of issuing the Trust Securities
and investing the proceeds thereof in     % Junior Subordinated Deferrable
Interest Debentures (the "Junior Subordinated Debentures," and together with the Trust Securities, the "Securities") to be issued by the Company. The
Junior Subordinated Debentures will mature on           ,     , which date may
be shortened (such date, as it may be shortened, the "Stated Maturity") to a
date not earlier than       ,      if certain conditions are met (including
the Company having received the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), if then required under applicable capital guidelines or policies of the Federal Reserve (such shortening of the maturity date, the "Maturity Adjustment")). The Preferred Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Preferred Securities--Subordination of Common Securities."

  The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Application has been made to include the Preferred Securities in Nasdaq's National Market. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

  Holders of the Preferred Securities will be entitled to receive preferential
cumulative cash distributions accumulating from      , 1997, and payable
quarterly in arrears on March 31, June 30, September 30 and December 31 of
each year commencing        , 199  , at the annual rate of      % of the
Liquidation Amount of $25 per Preferred Security ("Distributions"). The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will
accumulate) at the rate of     % per annum, compounded quarterly, and holders
of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities as described below. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust may have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of

Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures-- Subordination") of the Company.

  The Preferred Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or, at the option of the Company, their earlier redemption in whole upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) and (ii) in whole or in part
at any time on or after       ,      contemporaneously with the optional
redemption by the Company of the Junior Subordinated Debentures in whole or in part. The Junior Subordinated Debentures are redeemable prior to maturity at
the option of the Company (i) on or after      ,     , in whole at any time or
in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event, in each case at a redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures or to cause the redemption of the Preferred Securities prior to the Stated Maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

  The holders of the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company, as holder of the Common Securities, to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

  In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

  The Junior Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures--Subordination."

  Prospective purchasers must carefully consider the information set forth in "Certain ERISA Considerations."

  THE JUNIOR SUBORDINATED DEBENTURES ARE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY, DO NOT EVIDENCE DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                                      MAP



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING SHARES OF THE PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following Prospectus Summary is qualified in its entirely by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto included elsewhere in this Prospectus. Potential investors should read this Prospectus carefully in its entirety.

THE COMPANY

  Gold Banc Corporation, Inc. (the "Company") is a multi-bank holding company that owns and operates four commercial banks and a federal savings bank (together, the "Banks"). The Banks include: (i) Exchange National Bank ("Exchange Bank"), a national bank headquartered in Marysville, Kansas, the county seat of Marshall County, that has branch locations in Leawood and Shawnee, two cities in Johnson County, Kansas; (ii) Citizens State Bank and Trust Company ("Citizens"), a state bank located in Seneca, Kansas, the county seat of Nemaha County; (iii) Peoples National Bank ("Peoples"), a national bank located in Clay Center, Kansas, the county seat of Clay County; (iv) Farmers National Bank ("Farmers"), a national bank located in Oberlin, Kansas, the county seat of Decatur County; and (v) Provident Bank, f.s.b. ("Provident Bank"), a federal savings bank located in St. Joseph, Missouri, the county seat of Buchanan County. The Banks are community banks providing a full range of commercial and consumer banking services to small and medium-sized communities and the surrounding market areas. References to the Company include the Banks and the assets of the Banks where the context requires. Since December 1978, the Company has grown internally and through acquisitions from a one bank holding company with $2.9 million in total assets to a five bank holding company with total assets as of September 30, 1997 of $411.1 million. The Company's principal executive offices are located at 11301 Nall Avenue, Leawood, Kansas 66211, telephone number (913) 451-8050.

COMMUNITY BANKING STRATEGY

  The Company's strategy is to maintain responsive community banking offices with local decision makers. To implement this strategy, the Company allows senior management at each banking location, within certain limitations, to make credit and pricing decisions and allows each Bank to retain a local identity and board of directors intended to foster long-term customer relationships, a high quality of service and responsiveness to specific customer needs. The Company serves the needs and caters to the economic strengths of the local communities in which the Banks are located.

  The Company has historically focused its efforts on county seat towns in rural markets. These towns are generally the focal point of economic activity in their county. As a result, county seat towns have historically provided a more stable base of relatively low-cost deposits compared to larger metropolitan markets with larger competitors. The Company has recently applied its community banking strategy to two communities in the rapidly developing Johnson County suburbs southwest of Kansas City. The Company believes the recent wave of regional bank acquisitions of local banks in those suburban communities, and the subsequent conversion of some of those acquired banks to branch locations, has alienated the customers of those locations. This has created an opportunity for the Company to attract and retain as loan customers those owner-operated businesses that require flexibility and responsiveness in lending decisions and desire a more personal banking relationship. See "BUSINESS--Community Banking Strategy."

ACQUISITIONS AND EXPANSION

  The Company's strategy is to operate and continue to acquire banks that generally have between $25 and $150 million in assets and operate in county seat towns. The Company believes such banks provide a stable, relatively low-cost deposit base and have cultures and economic bases similar to those of the Banks' communities. The Company believes this is a strategic focus shared by relatively few bank holding companies operating in the Midwest. The Company's acquisition focus is in the Midwest, primarily in the states of Kansas and Missouri, but may extend to contiguous states. The Company believes it is well positioned to acquire and operate profitably community banks because of its experience in operating community banks, its ability to provide centralized management to those banks and its access to capital. The Company believes there are owners of community banks seeking to sell their banks for, among other reasons, stockholder liquidity, lack of family successor operators and the burden of compliance with bank regulations.

  The Company has recently expanded and diversified its operations by opening branch offices in the suburban areas of Shawnee and Leawood, Kansas. Management believes this has allowed the Company to take advantage of growth opportunities provided by the strong economic and population expansion occurring in those markets. See "BUSINESS--Growth Strategy." The Company may deviate from the acquisition parameters described above if it is presented with attractive candidates that complement its strengths or operations. The size of its potential targets also may increase as the Company grows.

RECENT ACQUISITIONS

  On August 22, 1997, the Company completed the acquisition of Peoples. Stockholders of Peoples received 493,615 shares of the Company's Common Stock, valued at approximately $9.3 million, in exchange for all of the outstanding shares of Peoples. The Company accounted for its acquisition of Peoples using the pooling of interests method. Accordingly the financial statements, data and ratios of the Company contained in this Prospectus have been restated to include the operations of Peoples for all periods presented.

  On October 1, 1997, the Company completed the acquisition of Farmers. Stockholders of Farmers received 273,000 shares of the Company's common stock and $1.96 million in cash, for a total transaction value of approximately $5.7 million, in exchange for all of the outstanding shares of Farmers. The Company accounted for its acquisition of Farmers using the purchase method. Accordingly, the Company's financial statements, data and ratios included in this Prospectus, except as specifically noted, do not reflect the operations of Farmers, which will be included in the Company's assets, liabilities and results of operations from and after the date of acquisition.

  On October 16, 1997, the Company completed the acquisition of the operating assets of Oberlin Insurance Agency, Inc. ("OIA") for $220,000. Although this acquisition is not financially significant to the Company, the acquisition of financial services companies other than depository institutions provides the Company an opportunity to strengthen and develop relationships with customers. See "BUSINESS --Other Services." The Company accounted for its acquisition of OIA using the purchase method. Accordingly, the Company's financial statements, data and ratios included in this Prospectus do not reflect the operations of OIA, which will be included in the Company's assets, liabilities and results of operations from and after the date of acquisition.

  From time to time, the Company investigates and holds discussions and negotiations in connection with possible acquisitions of banks and other financial service entities. At the date hereof, the Company has not entered into any agreements or understandings with respect to such transactions except as described herein. While it is anticipated that such transactions may be entered into in the future, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued. Any such transactions would be subject to regulatory approval and, if required under applicable law, the approval of the Company's and the other entity's stockholders.

THE BANKS

  The Banks are located in Kansas and northwestern Missouri, as shown in the map on the inside front cover of this Prospectus. Certain information regarding the Banks as of September 30, 1997 is set forth in the table below (dollars in millions):

                       DATE   TOTAL   TOTAL           NO. OF    DATE ACQUIRED
                      FOUNDED ASSETS DEPOSITS LOANS  LOCATIONS  BY THE COMPANY
                      ------- ------ -------- ------ --------- ----------------
Exchange Bank........  1870   $199.9  $172.5  $155.0      4    December 1978(1)
Citizens.............  1896   $ 54.8  $ 49.6  $ 32.4      2    September 1985
Provident............  1889   $ 83.4  $ 63.7  $ 66.1      1    March 1994
Peoples..............  1885   $ 69.2  $ 58.5  $ 37.5      1    August 1997
Farmers..............  1886   $ 50.0  $ 42.5  $ 27.0      2    October 1997
                              ------  ------  ------    ---
  Totals.............         $457.3  $386.8  $318.0     10

--------
(1) Originally acquired as Oketo State Bank, Oketo, Kansas

GBCI CAPITAL TRUST

  The Issuer Trust is a statutory business trust formed under Delaware law for the exclusive purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of Preferred Securities and Common Securities to acquire the Junior Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Preferred Securities). The principal executive office of the Issuer Trust is 11301 Nall Avenue, Leawood, Kansas 66211, and its telephone number is (913) 451-8050.

                                  THE OFFERING

Securities Offered..........  The $25,000,000 aggregate liquidation amount of
                              Preferred Securities offered hereby represents preferred undivided beneficial interests in the Issuer Trust's assets, which will consist solely of the Junior Subordinated Debentures. The Trust has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $3,750,000 aggregate liquidation amount of Preferred Securities at the offering price, solely to cover over-allotments, if any.

Offering Price..............  $25 per Preferred Security (Liquidation Amount
                              $25), plus accumulated Distributions, if any,
                              from       , 1997.

Distributions...............  The distributions payable on each Preferred
                              Security will be fixed at a rate per annum of
                                  % of the stated liquidation amount per
                              Preferred Security, will be cumulative, will
                              accrue from       , 1997, the date of issuance of
                              the Preferred Securities, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year,
                              commencing          , 199   . See "Description of
                              Preferred Securities--Distributions."

Junior Subordinated           The Issuer Trust will invest the proceeds from
 Debentures.................  the issuance of the Preferred Securities and
                              Common Securities in an equivalent amount of    %
                              Junior Subordinated Debentures of the Company.
                              The Junior Subordinated Debentures will mature on
                                      , subject to the Maturity Adjustment. The
                              Junior Subordinated Debentures will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. In addition, the Company's obligations under the Junior
                              Subordinated Debentures will be structurally subordinated to all existing and future liabilities and obligations of its subsidiaries.

Guarantee...................  Under the terms of the Guarantee, the Company has guaranteed the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust described herein. The Company and the Issuer Trust believe that the obligations of the Company under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture taken together, fully, irrevocably and unconditionally guarantee all of the Issuer Trust's obligations relating to the Preferred Securities. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Indebtedness. See "Description of Guarantee."

Right to Defer Interest.....  The Company has the right, at any time, to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of the Company's extension of the interest payment period, quarterly Distributions on the Preferred Securities will be deferred (though such Distribution would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Junior Subordinated Debentures during any such Extension Period). During an Extension Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the foregoing requirements. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period."

                              Should an Extension Period occur, Preferred
                              Security holders will continue to accrue interest income (and de minimis original issue discount, if any) for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

Redemption..................  The Preferred Securities are subject to mandatory redemption (i)
                              in whole, but not in part, at the Stated Maturity upon repayment of the Junior Subordinated Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Junior Subordinated Debentures upon the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event and (iii) in whole or in part at any time on or after
                                        , contemporaneously with the optional
                              redemption by the Company of the Junior
                              Subordinated Debentures in whole or in part, in each case at the applicable Redemption Price. See "Description of Preferred Securities-- Redemption."

Liquidation of the Issuer     The Company, as holder of the Common Securities,
 Trust......................  has the right at any time to dissolve the Issuer
                              Trust and cause the Junior Subordinated
                              Debentures to be distributed to holders of Preferred Securities in liquidation of the Issuer
                              Trust, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See
                              "Description of Preferred Securities--Liquidation
                              Distribution Upon Dissolution."

Voting Rights...............  Generally, the holders of the Preferred
                              Securities will not have any voting rights. See "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "Risk Factors Relating to the Offering--Limited Voting Rights."

Use of Proceeds.............  The proceeds from the sale of the Preferred
                              Securities offered hereby will be used by the Issuer Trust to purchase the Junior Subordinated Debentures issued by the Company. The proceeds received by the Company from the sale of the Junior Subordinated

                              Debentures will be used for financing growth, which may include one or more branch acquisitions, acquisitions of other financial institutions, or acquisitions of financial services companies, and for general corporate purposes. In addition, a portion of the proceeds is likely to be contributed to one or more of the Banks to support internal growth opportunities. The Trust Securities will qualify as Tier 1 or core capital of the Company, subject to the 25% Capital Limitation (as defined herein), under the risk-based capital guidelines of the Federal Reserve. The portion of the Trust Securities that exceeds the 25% Capital Limitation will qualify as Tier 2 or supplementary capital of the Company. See "Use of Proceeds."

ERISA Considerations........  Prospective purchasers should consider the information set forth under "Certain ERISA
                              Considerations."

Nasdaq National Market        Application has been made to have the Preferred
Symbol......................  Securities approved for quotation on the Nasdaq
                              National Market under the symbol "GLDBP".

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS," BEGINNING ON PAGE 12.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following summary information regarding the Company should be read in conjunction with the consolidated financial statements of the Company and notes beginning on page F-1. Consolidated financial and other data regarding the Company at or for the nine months ended September 30, 1997 and 1996 and for the year ended December 31, 1994, have been prepared by the Company without audit and, in the case of interim information, may not be indicative of results of an annualized basis or any other period. In the opinion of management, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for such periods or dates have been made. The consolidated selected financial data have been restated to include the accounts and operations of Peoples for all periods.

                               AT OR FOR THE
                                   NINE
                               MONTHS ENDED       AT OR FOR THE YEARS ENDED
                               SEPTEMBER 30,             DECEMBER 31,
                             ------------------  ------------------------------
                               1997      1996      1996      1995       1994(3)
                             --------  --------  --------  --------  ----------
                                (UNAUDITED)                          (UNAUDITED)
                              (IN THOUSANDS EXCEPT SHARE DATA AND RATIOS)
EARNINGS
  Net interest income......  $ 10,784  $  8,313  $ 11,334  $ 10,547   $  8,977
  Provision for possible
   loan losses.............       535       145       (25)    1,334        192
  Non-interest income......     1,917     2,258     2,852     2,315      1,653
  Non-interest expense.....     8,147     8,418    11,067     9,790      7,768
                             --------  --------  --------  --------   --------
  Income taxes.............     1,346       678     1,066       520        921
                             --------  --------  --------  --------   --------
   Net income..............  $  2,673  $  1,330  $  2,078  $  1,218   $  1,749
                             ========  ========  ========  ========   ========
FINANCIAL POSITION
  Total assets.............  $411,086  $354,936  $376,858  $332,902   $290,515
  Loans, net of unearned
   income..................   294,561   224,060   236,339   193,541    168,231
  Allowance for loan
   losses..................     3,613     3,318     2,981     3,252      2,668
  Goodwill.................     1,552     1,722     1,678     1,769      1,792
  Investment securities....    81,504   102,282   101,145   102,065    103,322
  Deposits.................   344,271   300,237   316,572   285,720    245,861
  Long-term Debt...........     1,667    14,523     4,893    12,392     12,833
  Stockholders' equity.....    37,065    15,435    34,340    14,887     12,746
SHARE DATA
  Net income...............  $   0.56  $   0.53  $   0.76  $   0.48   $   0.56
  Book value...............      7.73      6.19      7.16      5.94       4.99
  Cash dividend(2).........      0.06      0.00      0.00      0.00       0.00
RATIOS
  Return on average assets.      0.91%     0.52%     0.60%     0.40%      0.62%
  Return on average equity.      9.90%    11.89%    11.19%     8.27%     14.72%
  Dividend payout(2).......     10.21%       --        --        --         --
  Stockholders' equity to
   total assets at period-
   end.....................      9.02%     4.35%     9.11%     4.47%      4.39%
  Average stockholders'
   equity to average total
   assets..................      9.22%     4.38%     5.37%     4.90%      4.19%
CAPITAL RATIOS
  Tier 1 risk-based capital
   ratio...................     11.98%     7.43%    13.59%     6.93%      7.67%
  Total risk-based capital
   ratio...................     13.23%     8.69%    14.85%     8.19%      8.94%
  Leverage ratio...........      9.11%     4.21%     9.48%     4.36%      3.89%
RATIOS OF EARNINGS TO FIXED
 CHARGES(1)
  Excluding interest on
   deposits................      4.48%     2.53%     2.82%     2.06%      3.18%
  Including interest on
   deposits................      1.34%     1.18%     1.21%     1.13%      1.33%

--------
(1) The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes, cumulative effect of changes in accounting principles and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). There were no amortization of notes and debentures expense nor any portion of net rental expense which was deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes, federal funds purchased and securities sold under agreements to repurchase, and other funds borrowed.
(2) Prior to the second quarter of 1997, the Company had not paid cash dividends on shares of its common stock. On each of May 30 and September 12, 1997, the Company paid a cash dividend of $0.03 per share to the holders of record at May 15 and August 29, 1997.
(3) Peoples was formed in April 1994.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Preferred Securities offered by this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

RISK FACTORS RELATING TO THE OFFERING

RANKING AS SUBORDINATED OBLIGATIONS OF THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

  The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness. None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures--Subordination."

  The ability of the Issuer Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

  So long as no Event of Default (as defined in the Junior Subordinated Indenture) has occurred and is continuing with respect to the Junior Subordinated Debentures (a "Debenture Event of Default"), the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Debenture Events of Default." As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon during any Extension Period at the
rate of     % per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than
(a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with
interest thereon at the annual rate of    %, compounded quarterly, to the
extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election to begin an Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period."

  Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount ("OID")) for United States federal income tax purposes in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust, which will include a holder's pro rata share of both the stated interest and de minimis OID, if any, on the Junior Subordinated Debentures. As a result, a holder of Preferred Securities will include such OID in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Preferred Securities."

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of his, her or its Preferred Securities during an Extension Period, therefore, might not receive the same return on his, her or its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount or interest accrues that are not subject to such deferrals.

TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT REDEMPTION

  Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event, the Company has the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and thereby cause a mandatory redemption of the Preferred Securities. Any such redemption shall be at a price equal to the liquidation amount of the Preferred Securities, together with accumulated Distributions to but excluding the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures prior to the stated maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

  A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

  A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) except as otherwise restricted under the 25% Capital Limitation (as defined herein), for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

  The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company, as holder of the Common Securities, to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

  Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior

Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--US Holders--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust."

RIGHTS UNDER THE GUARANTEE

  Bankers Trust Company will act as the trustee under the Guarantee and will hold the Guarantee for the benefit of the holders of the Preferred Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by or on behalf of the Issuer
Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at the payment date, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Guarantee is subordinated as described under "--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee--Status of the Guarantee." The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

  If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities," "--Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

LIMITED VOTING RIGHTS

 Holders of Preferred Securities will have limited voting rights relating generally to the modification of the Preferred Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Junior Subordinated Debentures. Holders of Preferred Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Preferred Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Preferred Securities-- Voting Rights; Amendment of Trust Agreement" and "--Removal of Issuer Trustees; Appointment of Successors."

ABSENCE OF MARKET

  The Preferred Securities are a new issue of securities with no established trading market. Application has been made to list the Preferred Securities in the Nasdaq National Market, but one of the requirements for initial listing is the presence of three market makers for the Preferred Securities. Nasdaq National Market maintenance standards require the existence of two market makes for continued listing. Advest, Inc. has advised the Company that it intends to make a market in the Preferred Securities so long as the volume of trading activity in the Preferred Securities and certain other market making considerations justify doing so. It is anticipated that the Nasdaq National Market initial listing requirements will be met, including the presence of three market makers. There can be no assurance, however, that an established and liquid trading market will develop or, if developed, will be sustained following the issuance of the Preferred Securities.

MARKET PRICES

  There can be no assurance as to the market prices for Preferred Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Preferred Securities or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures on termination of the Issuer Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Subordinated Debentures."

RISK FACTORS RELATING TO THE COMPANY

STATUS OF THE COMPANY AS A BANK HOLDING COMPANY

  The Company is a legal entity separate and distinct from the Banks. The ability of the Company to pay the interest on, and principal of, the Junior Subordinated Debentures will be significantly dependent on the ability of the Banks to pay dividends to the Company in amounts sufficient to service the Company's debt obligations. Payment of dividends by the Banks is restricted by various legal and regulatory limitations.

  The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim.

  The Banks are also subject to restrictions under federal law which limit the transfer of funds by them to the Company, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by the Banks to the Company or any nonbank subsidiary of the Company are limited in amount to 10% of the bank's capital and surplus and, with respect to the Company and all its nonbank subsidiaries, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. Federal law also prohibits banks from purchasing "low-quality" assets from affiliates.

COMPETITION AND OTHER RISKS ASSOCIATED WITH EXPANSION STRATEGY

  The rural market areas now served by the Company afford limited, if any, opportunities for growth in such markets. Management believes future growth in the earnings of the Company will depend in part on consummation of acquisitions in other markets and growth in Exchange Bank's Johnson County branches. The Company must compete with a variety of institutions and individuals for suitable acquisition candidates. This competition is expected to intensify with the advent of interstate banking and branching. Competition for acquisitions is expected to include money center banks and major regional bank holding companies. These same institutions, as well as other financial institutions, also compete intensely for assets and deposits within the Company's southwestern Kansas City market. Competition from these institutions could adversely affect the Company's ability to make acquisitions and to grow profitably its Kansas City asset and deposit base.

  The Company has experienced significant growth through acquisitions of depository institutions and other financial services companies, and continues to evaluate other business opportunities as they may arise. In this regard, the Company may from time to time enter into discussions with additional acquisition candidates, and such discussions may result in letters of intent and/or definitive agreements relating to the acquisition of such banks or other companies. There can be no assurances, however, that any of these discussions will be successful, that the execution of any letters of intent or definitive agreements will result in the consummation of the transactions contemplated thereby, that the Company will acquire any additional businesses, or that the financial performance of any business acquired by the Company in the future will justify the investment therein. Moreover, acquisitions may involve a number of special risks, including adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retaining, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations or financial performance.

LIMITED NUMBER OF BANKS

  The Company currently owns four banks and one federal savings bank. Due to this relatively small existing base of banks, adverse results or events at a particular Bank could have a more significant impact on the Company's results of operations or financial condition than would be the case for a company with a greater number of banks.

GEOGRAPHIC CONCENTRATION; SIGNIFICANCE OF AGRICULTURAL ECONOMY

  Approximately 69.7% of the Company's deposits and 68.3% of the Company's assets at September 30, 1997 were derived from Banks operating in the relatively rural markets of Marysville, Clay Center and Seneca, Kansas and St. Joseph, Missouri. Adverse economic changes in these geographic markets may have a material adverse effect on the Company's results of operations and financial condition. In the rural Kansas markets served by the Banks, the predominant economic sector is agriculture. Changes in the agricultural economy have had, and are expected to continue to have, a significant impact on the results of operations and financial condition of the Company. Agriculture in these communities is affected by many factors beyond the control of the Banks, including weather, governmental policies, fluctuating commodity prices, demand, production and natural disasters.

CONCENTRATIONS IN REAL ESTATE LENDING AND RELATED RISKS

  The Company is dependent to a significant degree on a broad spectrum of commercial, construction, 1 to 4 family residential and agricultural real estate loans. Real estate loan origination activity, including refinancings, generally is greater during periods of declining interest rates and favorable economic conditions, and has been favorably affected by relatively lower market interest rates during the past several years. There is no assurance such favorable conditions will continue.

  On September 30, 1997, real estate and real estate construction loans totaled approximately 60% of the Company's loan portfolio. Real estate loans are subject to the risk that real estate values in a geographical area or for a particular type of real estate will decrease, and to the risk that borrowers will be unable to meet their loan obligations. The Company attempts to minimize these risks by making real estate loans that are secured by a variety of different types of real estate, limiting real estate loans to 80% of the appraised value of the real estate (or, in the case of residential real estate loans, requiring the borrower to obtain mortgage insurance to the extent the loan exceeds 80% of the value of the property), limiting the maturity of commercial real estate loans held in its portfolio to one to five years and, regardless of collateral, reviewing the potential borrower's ability to meet debt service obligations. There can be no assurance that any of these or other measures will reduce the risks associated with real estate lending. See "BUSINESS--Lending Activities."

COMPETITION WITHIN MARKETS

  The Banks operate in a competitive environment, competing for deposits and loans with commercial banks, thrift institutions and other financial institutions. Numerous mergers and consolidations involving banks and thrifts in the geographic market in which the Company operates have occurred recently, resulting in an intensification of competition. The Banks also compete with money market mutual funds for funds from depositors. Many of the Banks' competitors possess greater financial resources or have substantially higher lending limits than do the Banks. Federal and state legislation and/or regulations also affect the Company's competitiveness in the financial services business. It is impossible to predict the competitive impact on the Company of certain federal and state legislation and/or regulations relating to the banking industry and interstate banking. See "BUSINESS" and "SUPERVISION AND REGULATION."

ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

  In originating loans, there is a substantial likelihood credit losses will be experienced. The risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, industry standards, management's experience, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable.

  As of September 30, 1997, the allowance for possible loan losses was $3.6 million, which represented 1.23% of total loans, and loans in non-accrual status totaled $918,000. The Banks actively manage past due and non-performing loans in an effort to minimize credit losses and monitor asset quality to maintain an adequate loan loss allowance. Although management believes its allowance for loan losses is adequate, there can be no assurance the allowance will prove sufficient to cover future loan losses. Further, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Banks' non-performing or performing loans. Accordingly, there can be no assurance the allowance for loan losses will be adequate to cover loan losses or significant increases to the allowance will not be required in the future if economic conditions should worsen. Material additions to the Banks' allowance for loan losses would result in a decrease in the Company's net income. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Financial Condition--Allowance for Loan Losses."

SAFETY AND SOUNDNESS REGULATIONS

  There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. See "SUPERVISION AND REGULATION." In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the federal deposit insurance funds as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the federal deposit insurance funds. The FDIC's claim for a reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

  The federal banking agencies also have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized," as defined by the law. See "SUPERVISION AND REGULATION." Each of the Banks are classified as well capitalized, except that Exchange Bank is classified as "adequately capitalized."

  State regulatory authorities also have broad enforcement powers over the Banks, including the power to impose fines and other civil and criminal penalties, and to appoint a conservator in order to conserve the assets of any such institution for the benefit of depositors and other creditors and has the authority to take possession of a state bank in certain circumstances, including, among other things, when it appears that such bank has violated its charter or any applicable laws or is conducting its business in an unauthorized or unsafe manner, or is in an unsafe or unsound condition to transact its business or has an impairment of its capital stock.

EFFECT OF INTEREST RATE FLUCTUATIONS

  Fluctuations in interest rates are not predictable or controllable. The Company endeavors to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. However, there can be no assurance that the Company will be able to manage interest rate risk so as to avoid significant adverse effects in net interest income.

  The Company's consolidated results of operations depend to a large extent on the level of its net interest income, which is the difference between interest income from interest-earning assets (such as loans and investments) and interest expense on interest-bearing liabilities (such as deposits and borrowings). If interest-rate fluctuations cause its cost of funds to increase faster than the yield on its interest-earning assets, net interest income will be reduced. The Company measures its interest-rate risk using simulation, price elasticity and gap analyses. The differences between an institution's interest-rate sensitive assets and its interest-rate sensitive liabilities at a point in time is its gap position. At September 30, 1997, the Company had a one year cumulative negative gap of 22.78%. This negative one year gap position may have a negative impact on earnings in an increasing interest rate environment. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Interest Rate Sensitivity Analysis."

GOVERNMENT REGULATION

  The Company and the Banks each are subject to extensive state and federal governmental supervision, regulation and control. Future legislation and government policy could adversely affect the banking industry and the operations of the Company and the Bank. See "SUPERVISION AND REGULATION."

KEY PERSONNEL

  Continued profitability of the Banks and the Company are dependent on the retention of a limited number of key persons, including Michael W. Gullion, the Chairman, President and Chief Executive Officer of the Company, and Keith
E. Bouchey, the Executive Vice President, Secretary and Chief Financial Officer of the Company. There would likely be a difficult transition period if the Company lost the services of either or both men. In recognition of this risk, the Company owns and is the beneficiary of an insurance policy on the life of Mr. Gullion providing for death benefits of $1.5 million and has entered into employment agreements with Mr. Gullion and Mr. Bouchey. The Company also places great value on the experience of Bank and branch presidents and on their relationships within the communities served by the Banks. The loss of these key persons could negatively impact the affected banking locations. See "Management."

                              GBCI CAPITAL TRUST

  The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a Certificate of Trust with the Delaware Secretary of State on October 31, 1997. The Issuer Trust will be governed by the Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee (together with the Delaware Trustee, the "Issuer Trustees"). Two individuals will be selected by the holder of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. See "Description of Preferred Securities--Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

  All the Common Securities will initially be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holder of the Common Securities to payment in respect of Distributions and Payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), 1101 Centre Road, Suite 200, Trust Department, Wilmington, Delaware 19805, telephone number (302) 636-3301. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, telephone number (212) 250-2500.

                                USE OF PROCEEDS

  All the proceeds to the Issuer Trust from the sale of the Preferred Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The proceeds from the sale of the Preferred Securities are expected to qualify as Tier 1 or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve, however capital received from the proceeds of the sale of the Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company (the "25% Capital Limitation"). Amounts in excess of the 25% Capital Limitation will constitute Tier 2, or supplementary capital, of the Company. The net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used for financing growth, which may include one or more branch acquisitions, acquisitions of other financial institutions, acquisitions of other financial services companies, and for general corporate purposes. In addition, a portion of the proceeds is likely to be contributed to one or more of the Banks to support internal growth opportunities. Pending any such use, the net proceeds may be invested in short-to-medium-term investments. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

                                CAPITALIZATION

  The following table sets forth (i) the consolidated capitalization of the Company at September 30, 1997, (ii) the consolidated capitalization of the Company giving effect to the acquisition of Farmers as if it had been consummated on September 30, 1997, (iii) the acquisition of Farmers as described in (ii) and giving effect to the issuance of the Preferred Securities hereby offered by GBCI Capital Trust, and (iv) the actual and pro forma capital ratios of the Company. The table assumes application by the Company of the net proceeds from the corresponding sale of the Junior Subordinated Debentures to GBCI Capital Trust as if the sale of the Preferred Securities had been consummated on September 30, 1997, and that the Underwriters' over-allotment was not exercised.

                                                           AS ADJUSTED FOR THE
                                               AS ADJUSTED    ACQUISITION OF
                                                 FOR THE       FARMERS AND
                                               ACQUISITION     THE SALE OF
                                      ACTUAL   OF FARMERS  PREFERRED SECURITIES
                                      -------  ----------- --------------------
                                          (UNAUDITED)
                                               (DOLLARS IN THOUSANDS)
Guaranteed preferred beneficial
 interests in the Company's
 subordinated debt(1)................ $     0    $     0         $25,000
STOCKHOLDERS' EQUITY:
  Preferred stock no par value,
   25,000,000 shares authorized, none
   issued............................       0          0               0
  Common stock no par value,
   25,000,000 shares authorized;
   4,793,615 shares issued and
   outstanding (5,066,615 shares as
   adjusted for the acquisition of
   Farmers)..........................   4,794      5,067           5,067
  Additional paid in capital.........  18,784     24,229          24,229
  Net unrealized gain on securities
   available-for-sale................      63         63              63
  Unearned Compensation..............    (276)      (276)           (276)
  Retained earnings..................  13,700     13,700          13,700
                                      -------    -------         -------
    Total stockholders' equity.......  37,065     42,783          42,783
                                      -------    -------         -------
  Total capitalization............... $37,065    $42,783         $67,783
                                      =======    =======         =======
COMPANY CAPITAL RATIOS(2):
  Equity to total assets.............    9.02%      9.26%          13.92%
  Tier 1 risk-based capital
   ratio(3)(4).......................   11.98%     12.40%          16.53%
  Total risk-based capital ratio(4)..   13.23%     13.61%          17.74%
  Leverage ratio.....................    9.11%      9.33%          13.34%

--------
(1) Preferred Securities representing beneficial interests in an aggregate
    principal amount of $25,000,000 of the     % Junior Subordinated
    Debentures of the Company (not including the $3,750,000 aggregate principal amount of Junior Subordinated Debentures to be purchased in the event the Underwriters exercise their over-allotment option). The Junior
    Subordinated Debentures will mature on          .
(2) The capital ratios, as adjusted, are computed including the total estimated proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve guidelines.
(3) Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital.
(4) Assumes net proceeds of the offering of the Preferred Securities are invested in assets with a 0.00% risk weighting under the risk-based capital rules of the Federal Reserve.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, Distributions on the Preferred Securities will be recorded as interest expense in the consolidated statements of earnings of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company's principal asset is its ownership of the Banks. Accordingly, the Company's net income is dependent upon the combined results of operations of the Banks. Each Bank conducts a commercial and consumer banking business that consists of attracting deposits from the general public and redeploying those funds to earning assets. Each Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets, primarily consisting of loans and investments, and interest expense incurred on interest-bearing liabilities, primarily consisting of customer deposits and borrowed funds.

  Net interest income is affected by the balances of interest-earning assets and interest-bearing liabilities and each Bank's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. The interest rate spread is impacted by, among other factors, changes in interest rates, deposit flows and loan demand.

  The Company's profitability is also affected by the level of non-interest income of the Banks and non-interest expense of the Company and the Banks. Non-interest income consists primarily of service fees, other fees and gains on the sale of secondary mortgage loans and investment securities. Non-interest expense consists of compensation and benefits, occupancy related expenses, deposit insurance premiums, expenses of opening branch offices and other operating expenses. The Company's profitability is further impacted by the Company's effective tax rate, the Banks' provision for loan losses, and various extraordinary items.

  The Company's financial statements, data and ratios included in this Prospectus have been restated to reflect the operations of Peoples, acquired on August 22, 1997 in a pooling transaction, but not Farmers, acquired on October 1, 1997 in a purchase transaction.

  On November 22, 1996, the Company completed an initial public offering of 2,000,000 shares of its common stock. The closing with respect to an additional 300,000 shares was completed on December 19, 1996, following the exercise of the underwriters' over-allotment option. The net proceeds of the sale, after deducting expenses of the offering, were approximately $18.1 million. The net proceeds were used to retire approximately $6.6 million in short-term debt, to make a $5 million capital contribution to Exchange Bank, to retire $2.5 million of debt assumed in the acquisition of Peoples, $2.2 million for acquisitions, $500,000 invested in marketable equity securities and the remainder for general corporate purposes.

RESULTS OF OPERATIONS

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  The Company's net income was $2.6 million for the nine month period ended September 30, 1997, compared to net income of $1.3 million for the nine month period ended September 30, 1996 yielding an annualized return on average assets ("ROA") of 0.91% for the nine month period ended September 30, 1997, compared to 0.52% for the same ended September 30, 1996. Return on average common stockholders' equity ("ROE") for the nine month periods ended September 30, 1997 and 1996 was 9.90% and 11.89%, respectively. The primary reason for the earnings increase for the nine month period ended September 30, 1997 over the same period in 1996 was greater net interest income through an improved net interest margin coupled with greater loan volume. In addition, 1996 was negatively impacted by a one-time industry wide Savings Association Insurance Fund ("SAIF") assessment by the FDIC on SAIF assessable deposits which was paid in the third quarter of 1996.

  Total assets were $411.1 million at September 30, 1997, an increase of $34.2 million from December 31, 1996. Total average assets were $390.6 million for the nine month period ended September 30, 1997, compared to $340.5 million for the nine month period ended September 30, 1996. Average interest-earning assets were $361.1 million for the nine month period ended September 30, 1997 and $314.3 million for the same period ended September 30, 1996.

  The increase in net loans from December 31, 1996 to September 30, 1997 was funded through increases in deposits of $27.7 million, short-term borrowings of $6.4 million, liquidation of $19.6 million in investment securities and draws on existing cash reserves of $5.7 million. The allowance for loan losses increased to $3.6 million at September 30, 1997 from $3.0 million at December 31, 1996. The allowance represented 1.23% and 1.26% of total loans as of September 30, 1997 and December 31, 1996, respectively.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

  The Company's net income was $2.1 million for the year ended December 31, 1996, compared to net income of $1.2 million for the year ended December 31, 1995, yielding an ROA of 0.60% for the year ended December 31, 1996, compared to 0.40% for the year ended December 31, 1995. ROE for 1996 and 1995 was 11.19% and 8.27%, respectively.

  Total assets were $376.9 million at December 31, 1996, an increase of $44.0 million or 13.2% from $332.9 million at December 31, 1995. Total average assets were $345.7 million for the year ended December 31, 1996, compared to $300.8 million for the year ended December 31, 1995. Average interest-earning assets were $319.8 million for the year ended December 31, 1996, and $279.4 million for 1995. Assets increased primarily because of the opening of Exchange Bank's Leawood, Kansas location and growth at its Shawnee, Kansas location.

  The Company's net loans totaled $233.4 million and $190.3 million, as of December 31, 1996 and 1995, respectively. The increase in total loans of $43.1 million during 1996 compared to 1995 was funded through increases in deposits of $30.8 million, federal funds purchased of $1.0 million, $3 million from proceeds of the Company's public stock offering and $4.0 million of available cash. The allowance for loan losses decreased to $3.0 million at December 31, 1996, from $3.3 million at December 31, 1995. This represented 1.26% and 1.68% of total loans as of December 31, 1996 and 1995, respectively. See "-- Provision of Loan Losses."

NET INTEREST INCOME

  Net interest income is interest earned on interest-earning assets less interest accrued on interest-bearing liabilities. Interest-earning assets are categorized as loans, investment securities and other earning assets, which include Federal Funds sold and certificates of deposit issued from other financial institutions. Interest-bearing liabilities are categorized as customer deposits, time and savings deposits and other borrowings including Federal Funds borrowed, short-term borrowings and long-term debt.

  Total interest income for the nine month period ended September 30, 1997 was $22.6 million, a 15.7% increase over the nine month period ended September 30, 1996. The increase is primarily the result of greater interest income through a slightly improved yield on earnings assets combined with an increase in total average earning assets of approximately $46.7 million.

  Total interest expense for the nine month period ended September 30, 1997 was 5.3% higher than in the same period in 1996 as a result of an increase of total interest-bearing liabilities of approximately $25.0 million but was partially offset by slightly lower interest rates paid. Average total interest-bearing liabilities increased by $25.7 million or 8.5% during the nine month period ended September 30, 1997 compared to the same period in 1996, primarily due to the increased volume of deposits originated by Exchange Bank in connection with the opening of its Leawood location and increased short-term borrowings to fund loan demand in Johnson County.

  Net interest income was $10.8 million for the nine month period ended September 30, 1997, compared to $8.3 million for the same period in 1996, an increase of 29.7%. This increase is attributable to significantly greater loan volumes primarily originated from Exchange Bank's Leawood and Shawnee, Kansas branches and a net interest margin for the period of 4.06% compared with 3.60% for the same period in 1996.

  Total interest income for the year ended December 31, 1996 was $26.4 million compared to $23.4 million for 1995, representing a 12.6% increase. Average total earning assets increased $40.4 million or 14.5% at December 31, 1996, compared to December 31, 1995. The increase is primarily the result of the opening of Exchange Bank's office in Leawood, Kansas in the fourth quarter of 1995 as well as the continued growth in loans at Shawnee.

  Total interest expense for the year ended December 31, 1996 was $15.1 million compared to $12.9 million for the same period in 1995, representing a 16.8% increase. The increase in interest expense reflects an increase in the rate paid on interest-bearing liabilities. Average total interest-bearing liabilities increased by $36.9 million or 13.8% during 1996, primarily due to increased volume of deposits originated by Exchange Bank in connection with the opening of its Leawood location.

  Net interest income was $11.3 million for the year ended December 31, 1996, compared to $10.6 million for 1995, an increase of 7.5%. The Company believes this growth would have been greater but for an increase in interest expense resulting from offering above-market rates on time deposits to promote the opening of Exchange Bank's Leawood location. Although these deposits are maturing, a substantial portion of such deposits have been retained. Exchange Bank continues to offer above-market rates in an effort to attract and retain deposits. The Company intends to periodically offer above-market in certain markets in order to gain market share and liquidity.

  The following table presents the Company's average balances, interest earned or accrued, and the related yields and rates on major categories of the Company's interest-earning assets and interest-bearing liabilities for the periods indicated:

                COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES

                                       NINE MONTHS ENDED SEPTEMBER 30,
                             ---------------------------------------------------
                                       1997                      1996
                             ------------------------- -------------------------
                                               AVERAGE                   AVERAGE
                                      INTEREST  RATE            INTEREST  RATE
                             AVERAGE  INCOME/  EARNED/ AVERAGE  INCOME/  EARNED/
                             BALANCE  EXPENSE   PAID   BALANCE  EXPENSE   PAID
                             -------- -------- ------- -------- -------- -------
                                           (DOLLARS IN THOUSANDS)
ASSETS:
Loans, net (1).............  $257,510 $18,170   9.41%  $199,860 $14,507   9.68%
Investment securities-
 taxable...................    82,589   3,665   5.92     94,700   4,250   5.98
Investment securities-
 nontaxable(2).............    10,265     619   8.03      9,898     547   7.37
Other earning assets.......    10,686     379   4.73      9,877     423   5.71
                             -------- -------   ----   -------- -------   ----
  Total earning assets.....   361,050  22,833   8.43%   314,336  19,727   8.37%
Non-interest-earning
 assets....................    29,552                    26,199
                             --------                  --------
  Total assets.............  $390,602                  $340,535
                             ========                  ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Savings deposits and
 interest-bearing checking.  $113,048 $ 3,003   3.54%  $ 83,081 $ 2,002   3.21%
Time deposits                 185,466   7,682   5.52    189,117   7,932   5.59
Short-term borrowings......    25,056     952   5.07     17,659     751   5.67
Long-term borrowings.......     3,937     203   6.87     11,980     559   6.25
                             -------- -------   ----   -------- -------   ----
  Total interest-bearing
   liabilities.............   327,507  11,840   4.82%   301,837  11,243   4.97%
Non-interest-bearing
 liabilities...............    27,094                    23,779
Stockholders' equity.......    36,001                    14,919
                             --------                  --------
  Total liabilities and
   stockholders' equity....  $390,602                  $340,535
                             ========                  ========
Net interest income(3).....           $10,993                   $ 8,484
                                      =======                   =======
Net interest spread........                     3.61%                     3.40%
                                                ====                      ====
Net interest margin(4).....                     4.06%                     3.60%
                                                ====                      ====

--------
(1) Non-accruing loans are included in the computation of average balance.
(2) Yield is adjusted for the tax effect of tax exempt securities. The tax effects for the nine months ended September 30, 1997 and 1996 were $209 and $171, respectively. The combined marginal rate used was 34%.
(3) The Company includes loan fees in interest income. Such fees totaled $705 and $702 for the nine months ended September 30, 1997 and 1996, respectively.
(4) The net yield on average earning assets is the net interest income divided by average interest-earning assets.

                                           YEAR ENDED DECEMBER 31,
                             ---------------------------------------------------
                                       1996                      1995
                             ------------------------- -------------------------
                                               AVERAGE                   AVERAGE
                                      INTEREST  RATE            INTEREST  RATE
                             AVERAGE  INCOME/  EARNED/ AVERAGE  INCOME/  EARNED/
                             BALANCE  EXPENSE   PAID   BALANCE  EXPENSE   PAID
                             -------- -------- ------- -------- -------- -------
                                           (DOLLARS IN THOUSANDS)
ASSETS:
Loans, net (1).............  $206,406 $19,796   9.59%  $177,712 $17,253   9.71%
Investment securities-
 taxable...................    92,422   5,624   6.09     83,485   5,221   6.25
Investment securities-
 nontaxable(2).............     9,927     770   7.76     10,690     755   7.06
Other earning assets.......    11,035     471   4.27      7,464     439   5.88
                             -------- -------   ----   -------- -------   ----
  Total earning assets.....   319,790  26,661   8.34%   279,351  23,668   8.47%
Non-interest-earning
 assets....................    25,957                    21,482
                             --------                  --------
  Total assets.............  $345,747                  $300,833
                             ========                  ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Savings deposits and
 interest-bearing checking.  $ 86,334 $ 3,106   3.60%  $ 75,169 $ 2,316   3.08%
Time deposits                 188,577  10,235   5.43    164,413   8,942   5.44
Short-term borrowings......    17,696   1,008   5.70     14,343     796   5.55
Long-term borrowings.......    11,048     716   6.48     12,873     840   6.53
                             -------- -------   ----   -------- -------   ----
  Total interest-bearing
   liabilities.............   303,655  15,065   4.96%   266,798  12,894   4.83%
Non-interest-bearing
 liabilities...............    23,530                    19,309
Stockholders' equity.......    18,562                    14,726
                             --------                  --------
  Total liabilities and
   stockholders' equity....  $345,747                  $300,833
                             ========                  ========
Net interest income(3).....           $11,596                   $10,774
                                      =======                   =======
Net interest spread........                     3.38%                     3.64%
                                                ====                      ====
Net interest margin (4)....                     3.63%                     3.86%
                                                ====                      ====

--------
(1) Non-accruing loans are included in the computation of average balance.
(2) Yield is adjusted for the tax effect of tax exempt securities. The tax effects in 1996 and 1995 were $262 and $227, respectively. The combined marginal rate used was 34%.
(3) The Company includes loan fees in interest income. Such fees totaled $873 and $671 in 1996 and 1995, respectively.
(4) The net yield on average earning assets is the net interest income divided by average interest-earning assets.

  The following table presents the components of changes in the Company's net interest income as attributed to volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been solely allocated to the change in rate.

                         RATE/VOLUME INTEREST ANALYSIS

                                                         NINE MONTHS ENDED
                                                         SEPTEMBER 30, 1997
                                                       COMPARED TO SEPTEMBER
                                                              30, 1996
                                                       ------------------------
                                                               AVERAGE   TOTAL
                                                       VOLUME   RATE    CHANGES
                                                       ------  -------  -------
                                                       (DOLLARS IN THOUSANDS)
INTEREST INCOME:
  Loans(1)............................................ $5,579  $(1,916) $3,663
  Investment securities-taxable.......................   (725)     140    (585)
  Investment securities-nontaxable....................     27       44      71
  Other earning assets................................     46      (90)    (44)
                                                       ------  -------  ------
    Total interest income............................. $4,927  $(1,822) $3,105
INTEREST EXPENSE:
  Savings deposits and interest-bearing checking......    963       38  $1,001
  Time deposits.......................................   (204)     (46)   (250)
  Short-term borrowings...............................    418     (217)    201
  Long-term borrowings................................   (500)     144    (356)
                                                       ------  -------  ------
    Total interest expense............................    677      (81) $  596
Increase (decrease) in net interest income............ $4,251  $(1,742) $2,509
                                                       ======  =======  ======

--------
(1) The Company includes loan fees in interest income. Such fees totaled $705 and $702 for the nine months ended September 30, 1997 and 1996, respectively.

                                          YEAR ENDED DECEMBER 31,
                               -------------------------------------------------
                                                           1995 COMPARED TO
                               1996 COMPARED TO 1995            1994(2)
                               -----------------------  ------------------------
                                       AVERAGE  TOTAL            AVERAGE  TOTAL
                               VOLUME   RATE   CHANGES  VOLUME    RATE   CHANGES
                               ------  ------- -------  -------  ------- -------
                                           (DOLLARS IN THOUSANDS)
INTEREST INCOME:
  Loans(1).................... $2,786   $(243) $2,543   $(6,757) $13,285 $6,528
  Investment securities-
   taxable....................    559    (156)    403    (1,053)   2,162  1,109
  Investment securities-
   nontaxable.................    (54)     69      15       (12)     494    482
  Other earning assets........    210    (178)     32        76      124    200
                               ------   -----  ------   -------  ------- ------
    Total interest income..... $3,501   $(508) $2,993   $(7,746) $16,065 $8,319
INTEREST EXPENSE:
  Savings deposits and
   interest-bearing checking.. $  344   $ 446  $  790      (931)   1,560    629
  Time deposits...............  1,314     (21)  1,293       567    3,273  3,840
  Short-term borrowings.......    186      26     212       100      304    404
  Long-term borrowings........   (119)     (5)   (124)      (59)     321    262
                               ------   -----  ------   -------  ------- ------
    Total interest expense.... $1,725   $ 446  $2,171   $  (323) $ 5,458 $5,135
Increase (decrease) in net
 interest income.............. $1,776   $(954) $  822   $(7,423) $10,607 $3,184
                               ======   =====  ======   =======  ======= ======

--------
(1) The Company includes loan fees in interest income. Such fees totaled $873, $671 and $525 in 1996, 1995 and 1994, respectively.
(2) Information presented does not include Peoples.

PROVISION FOR LOAN LOSSES

  The provision for loan losses for the nine month period ended September 30, 1997, was $535,000, an increase of $390,000 over the comparable 1996 period. This increase reflects the Company's recognition of significant loan growth. The allowance represented 1.23% and 1.68% of total loans as of September 30, 1997 and September 30, 1996, respectively. The provision for loan losses was negative $25,000 for the year ended December 31, 1996 compared to $1.33 million for the same period in 1995. The decrease is a result of management's estimate of the required reserve coupled with unanticipated loan recoveries realized in the fourth quarter of 1996.

NON-INTEREST INCOME

  Non-interest income for the nine month period ended September 30, 1997, was $1.9 million, a decrease of 15.1% from the same period in 1996. The decrease is primarily a result of reduced gains on sales of mortgage loans at Provident Bank, which is consistent with the Company's reduced emphasis on low margin secondary market mortgage lending. The Company has sold its loan servicing business and all mortgages sold into the secondary market are sold without servicing rights retained. The Company does not retain loan brokers.

  Non-interest income for the year ended December 31, 1996, was $2.9 million, an increase of 23.2% from 1995. The increase is primarily a result of increased service fees, gains on sales of assets in the second half of 1996 and the gain on the sale of loans in the first half of 1996. The Company incurs periodic gains and losses in connection with the sale of securities to meet its liquidity needs and in anticipation of changes in interest rates. See "--Investment Activities."

  The following table presents the components of the Company's non-interest income for the periods indicated:

                                                 NINE MONTHS
                                                    ENDED        YEAR ENDED
                                                SEPTEMBER 30,   DECEMBER 31,
                                                --------------  --------------
                                                 1997    1996    1996    1995
                                                ------  ------  ------  ------
                                                  (DOLLARS IN THOUSANDS)
Service charges on deposit accounts............ $  738  $  687  $1,033  $  999
Gain on sale of loans..........................    501     943   1,128   1,058
Gain (loss) on sale of securities..............     89      20     (11)    (92)
Insurance premium income.......................     55      16      22      58
Fiduciary income...............................    119      94     173     125
Other non-interest income......................    415     498     507     167
                                                ------  ------  ------  ------
Total non-interest income...................... $1,917  $2,258  $2,852  $2,315
                                                ======  ======  ======  ======
Non-interest income as a percentage of average
total assets...................................   0.65%   0.88%   0.82%   0.77%
                                                ======  ======  ======  ======

NON-INTEREST EXPENSE

  Certain savings deposits of two of the Banks are insured by the Savings Association Insurance Fund ("SAIF"), with the remaining deposits of the Banks insured by the Bank Insurance Fund ("BIF"). Both SAIF and BIF have had a designated reserve ratio of 1.25%. On September 30, 1996, the President signed into law the Deposit Insurance Fund Act of 1996 ("DIFA"). DIFA directed the FDIC to impose a special assessment on SAIF-assessable deposits insured as of March 31, 1995. The one-time expense for the Company, incurred in 1996, totaled $389,100 ($240,000 net after tax). In addition to this special one-time assessment, the premiums for BIF deposits were increased to 1.29 basis points per $100 of deposits and for SAIF deposits were decreased to 6.44 basis points per $100 of deposits. The new premiums, which took effect January 1, 1997, and continue through December 31, 1999, will result, based on the Company's current deposit base, in a decrease in future FDIC insurance premiums for the Company.

  Non-interest expense decreased slightly by $271,000 for the nine month period ended September 30, 1997, as compared to the same period in 1996. This decrease was primarily due to the ongoing centralization of certain administrative functions, increases in operating officiencies, and the realization of cost savings, including a 3.9% reduction in salaries and benefits expenses. In the third quarter of 1996, Provident Bank substantially altered the manner in which it conducts its mortgage banking business. The changes included a substantial reduction in personnel that decreased the Company's salaries and employee benefits expenses. Net occupancy expense decreased due to rental income associated with Exchange Bank's new Leawood branch. The Company experienced a significant increase in professional services expenses as a result of legal and accounting expenses associated with the Company's recent acquisitions and its obligation to comply for the first time with the periodic reporting requirements of the Securities and Exchange Commission imposed on publicly held companies.

  Non-interest expense increased by $1.3 million for the year ended December 31, 1996. This increase was primarily due to the addition of employees at the newly opened Leawood location and Provident Bank's mortgage loan production office and also was affected by annual increases in salaries and employee benefits and the addition of two executive positions at the Company. Net occupancy expense increased due to remodeling projects that were completed in Shawnee, Kansas and St. Joseph, Missouri and because Exchange Bank's new Leawood, Kansas location was not open in the first half of 1995. As a percentage of average assets, non-interest expense was 3.20% and 3.25% as of December 31, 1996 and 1995, respectively.

  The following table presents the components of non-interest expense for the periods indicated:

                                                 NINE MONTHS
                                                    ENDED         YEAR ENDED
                                                SEPTEMBER 30     DECEMBER 31,
                                                --------------  ---------------
                                                 1997    1996    1996     1995
                                                ------  ------  -------  ------
                                                   (DOLLARS IN THOUSANDS)
Salaries and employee benefits................. $4,453  $4,628  $ 6,060  $5,332
Net occupancy expense..........................    928   1,072    1,466   1,287
Deposit insurance expense......................     76     515      551     400
Professional services..........................    578     384      510     565
Data processing expense........................    431     218      306     222
Supplies.......................................    203     229      308     262
Telephone......................................    105     133      170     150
Postage........................................    138     140      186     183
Advertising/promotion..........................    368     336      495     289
Other..........................................    867     763    1,015   1,100
                                                ------  ------  -------  ------
  Total non-interest expense................... $8,147  $8,418  $11,067  $9,790
                                                ======  ======  =======  ======
Efficiency ratio(1)............................  66.96%  80.74%   77.88%  84.93%

--------
(1) The efficiency ratio represents total non-interest expense divided by net interest income after provision for loan losses plus total non-interest income.

INCOME TAX EXPENSE

  Income tax expense for the nine month period ending September 30, 1997 and September 30, 1996 was $1.3 million and $678,000, respectively. The effective tax rates for those periods were 33.5% and 33.8%, respectively.

  Income tax expense for the years ended December 31, 1996, and December 31, 1995, was $1.1 million and $520,000, respectively. The effective tax rates for those periods were 33.9% and 30.0%, respectively. The effective tax rate for 1995 differed from the expected rate of 34% primarily because of a greater percentage of income before taxes come from tax-exempt securities. Approximately 43.5% of income before taxes in 1995 was derived from tax-exempt securities compared to only 24.5% in 1996.

ASSET/LIABILITY MANAGEMENT

  Asset liability management refers to management's efforts to minimize fluctuations in net interest income caused by interest rate changes. This is accomplished by managing the repricing of interest rate sensitive interest-earning assets and interest-bearing liabilities. An interest rate sensitive balance sheet item is one that is able to reprice quickly, through maturity or otherwise. Controlling the maturity or repricing of an institution's liabilities and assets in order to minimize interest rate risk is commonly referred to as gap management. Close matching of the repricing of assets and liabilities will normally result in little change in net interest income when interest rates change. A mismatched gap position will normally result in changes in net interest income as interest rates change.

  Along with internal gap management reports, the Company and the Banks use an external asset/liability modeling service to analyze each of the Banks' current gap position. The system simulates the Banks' asset and liability base and projects future earnings results under several interest rate assumptions. The Company strives to maintain an aggregate gap position such that changes in interest rates within ranges determined by management to be reasonable will not effect net interest income by more than five percent in any twelve-month period. The Company has not engaged in derivatives transactions for its own account.

  The following table sets forth the maturities of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997.

                      INTEREST RATE SENSITIVITY ANALYSIS

                                        AS OF SEPTEMBER 30, 1997
                                           TERM TO REPRICING
                               -------------------------------------------------
                                            FOUR
                                           MONTHS     OVER
                               ZERO TO       TO      ONE TO     OVER
                                THREE      TWELVE     FIVE      FIVE
                                MONTHS     MONTHS     YEARS     YEARS    TOTAL
                               --------   --------   -------   -------  --------
                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans......................  $124,901   $ 60,571   $88,111   $20,978  $294,561
  Investment securities......    12,745     18,334    27,344    23,081    81,504
  Other interest-bearing
   assets....................     6,639         --        --        --     6,639
                               --------   --------   -------   -------  --------
    Total interest-earning
     assets..................   144,285     78,905   115,455    44,059   382,704
INTEREST-BEARING LIABILITIES:
  Savings deposits and
   interest-bearing checking.   120,757         --        --        --   120,757
  Time deposits..............    41,149     88,138    66,978       144   196,409
  Short-term borrowings......    17,898      5,711     1,417              25,026
  Long-term borrowings.......       144        242       916       365     1,667
                               --------   --------   -------   -------  --------
    Total interest-bearing
     liabilities.............   179,948     94,091    69,311       509   343,859
Interest sensitivity gap.....  $(35,663)  $(15,186)  $46,144   $43,550  $ 38,845
Cumulative gap...............  $(35,663)  $(50,849)  $(4,705)  $38,845
Cumulative ratio of interest-
 earning assets to interest-
 bearing liabilities.........     80.18 %    81.44 %   98.63 %  111.30%
Ratio of cumulative gap to
 interest-earning assets.....    (24.72)%   (22.78)%   (1.39)%   10.15%

  The cumulative gap value indicated above for the zero to five year time period indicates that a rise in interest rates would have a negative effect on net interest income. The Company has the ability to reprice the rates on savings deposits and interest bearing checking. Historically the rates on these deposits have not been repriced when rates have had small movements.

FINANCIAL CONDITION

LENDING ACTIVITIES

  Real Estate Loans. Real estate loans represent the largest class of loans of the Company. The Company categorizes real estate loans as follows:

    i) Commercial. Commercial real estate loans increased from December 31, 1995, to September 30, 1997, due primarily to increased lending activity in the Johnson County suburbs southwest of Kansas City.

    ii) Construction. Construction lending consists primarily of single family construction in Johnson County, Kansas. The Company has experienced steady growth in the suburban Kansas City market place. The September 30, 1997 balance reflects continued, although seasonal, growth in the Johnson County market.

    iii) 1 to 4 Family Residential. Loans in this category consist primarily of owner-occupied residential loans. Since December 31, 1995, the mix of loans has begun to shift from fixed rate loans to variable rate products. The Company has elected to portfolio selected variable rate real estate loans, which has resulted in the loan growth in this category.

    iv) Agricultural. This category consists of loans secured by agricultural real estate. The demand for agricultural real estate loans has remained flat due to an historically low turnover of farm property.

    v) Held for Sale. Loans held for sale represent residential loans intended to be sold to secondary market investors and in the process of being delivered.

  Commercial Loans. Loans in this category include loans to service, retail, wholesale and light manufacturing businesses, including agricultural service businesses. Commercial loans increased $29.6 million or 68.9% from December 31, 1995, to September 30, 1997. This loan growth is attributable to Exchange Bank's expanding business development in Shawnee, Kansas and the opening of Exchange Bank's location in Leawood, Kansas. Provident Bank has also increased its commercial loan portfolio.

  Consumer and Other Loans. Loans classified as consumer and other loans include automobile, residential, other personal loans and credit card loans. The majority of these loans are installment loans with fixed interest rates. Consumer and other loans increased 22.1% from December 1996, which was proportional to the increase in total loans. The Company issues credit cards to its existing customers.

  Agricultural Loans. Agricultural loans are typically made to farmers, small corporate farms and feed and grain dealers. Agricultural loans were $21.1 million as of September 30, 1997, or 7.1% of total loans. Agricultural loan demands has remained stable, due in general to a very stable agricultural economy. Agricultural loans as a percentage of total loans continues to decrease slightly, due to overall loan growth in other areas.

  The following table presents the balance of each major category of the Company's loans at the dates indicated.

                          LOAN PORTFOLIO COMPOSITION

                                                       DECEMBER 31,
                              SEPTEMBER 30,   --------------------------------
                                  1997             1995             1995
                             ---------------  ---------------  ---------------
                              AMOUNT    %      AMOUNT    %      AMOUNT    %
                             -------- ------  -------- ------  -------- ------
                                         (DOLLARS IN THOUSANDS)
Commercial.................. $ 72,642  24.66% $ 52,524  22.22% $ 43,018  22.23%
Real Estate Construction....   40,431  13.73    28,672  12.13    19,987  10.33
Real Estate(1)..............  137,135  46.56   114,990  48.65    87,220  45.07
Loans held for sale.........    2,872   0.98     2,182   0.92     6,665   3.44
Consumer and Other..........   20,344   6.91    16,668   7.05    16,193   8.37
Agricultural................   21,137   7.18    21,303   9.01    20,458  10.57
                             -------- ------  -------- ------  -------- ------
Total loans.................  294,561 100.00%  236,339 100.00%  193,541 100.00%
Less allowance for loan
losses......................    3,613            2,981            3,252
                             --------         --------         --------
  Total..................... $290,948         $233,358         $190,289
                             ========         ========         ========

--------
(1) Includes commercial real estate loans, agriculture real estate loans and 1 to 4 family residential real estate loans.

  The following table sets forth the repricing of portfolio loans outstanding at September 30, 1997.

                            LOAN REPRICING SCHEDULE

                                        AFTER    AFTER ONE
                            IN THREE FOUR MONTHS  YEAR BUT
                             MONTHS  BUT BEFORE    BEFORE     AFTER
                            OR LESS   ONE YEAR   FIVE YEARS FIVE YEARS  TOTAL
                            -------- ----------- ---------- ---------- --------
                                          (DOLLARS IN THOUSANDS)
LOAN CATEGORY:
  Commercial............... $ 44,114   $12,541    $13,919    $ 2,068   $ 72,642
  Real Estate Construction.   37,584     1,230      1,617         --     40,431
  Real Estate..............   25,724    31,977     61,204     18,230    137,135
  Loans Held for Sale......    2,872        --         --         --      2,872
  Agricultural.............    8,288     9,921      2,655        273     21,137
  Consumer and other.......    6,319     4,902      8,716        407     20,344
                            --------   -------    -------    -------   --------
    Total loans............ $124,901   $60,571    $88,111    $20,978   $294,561
                            ========   =======    =======    =======   ========

  As of September 30, 1997, loans repricing after one year include approximately $66.1 million in fixed rate loans and $42.9 million in floating or adjustable rate loans.

ASSET QUALITY

  The Company's asset quality compares favorably to its peer institutions. The Company follows regulatory guidelines in placing loans on a non-accrual basis and places loans with doubtful principal repayment on a non-accrual basis, whether current or past due. The Company considers non-performing assets to include all non-accrual loans, other loans past due 90 days or more as to principal and interest (with the exception of those loans which in management's opinion are well collateralized or exhibit other characteristics suggesting they are collectable), other real estate owned ("OREO") and repossessed assets. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on non-accrual status, any previously accrued and uncollected interest is reversed.

  Restructured and impaired loans are considered insignificant for all periods presented. The Company recorded interest income on non-accrual loans in the amounts of $4,000, $23,000 and $172,000 for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively. The Company would have recorded additional interest in the amounts of $79,000, $23,000 and $27,000 for each of the foregoing periods, respectively if non-accrual loans had been current during these periods.

  Non-performing assets are summarized in the following table:

                             NON-PERFORMING ASSETS

                                                                     AT
                                                                DECEMBER 31,
                                                  SEPTEMBER 30, --------------
                                                      1997      1996    1995
                                                  ------------- ------ -------
                                                    (DOLLARS IN THOUSANDS)
Loans:
  Loans 90 days or more past due but still
   accruing......................................    $   14     $   5  $     4
  Non-accrual loans..............................       918       324    1,762
                                                     ------     -----  -------
  Non-performing loans...........................       932       329    1,766
Other assets.....................................         4        --       --
OREO.............................................       150        70      149
                                                     ------     -----  -------
  Non-performing assets..........................    $1,086     $ 399  $ 1,915
                                                     ======     =====  =======
Non-performing loans as a percentage of total
 loans...........................................      0.32%     0.14%    0.91%
Non-performing assets as a percentage of total
 assets..........................................      0.26%     0.11%    0.58%

ALLOWANCE FOR LOAN LOSSES

  The success of a bank depends to a significant extent upon the quality of the assets, particularly loans. In the case of the Company, this is highlighted by the fact that as of September 30, 1997, net loans represented approximately 70.78% of its total assets. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, industry standards, management's experience, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. Since certain lending activities involve greater risks, the percentage applied to specific loan types may vary.

  The Company actively manages its past due and non-performing loans in each Bank in an effort to minimize credit losses and monitor asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate for each Bank and collectively, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the organization's non-performing or performing loans. Accordingly, there can be no assurance that the allowance for loan losses will be adequate to cover loan losses or that significant increases to the allowance will not be required in the future if economic conditions should worsen. Material additions to the allowance for loan losses would result in a decrease of the Company's net income and capital and could result in the inability to pay dividends, among other adverse consequences.

  The allowance for loan losses at September 30, 1997 totaled $3.6 million, a $632,000 increase over December 31, 1996 resulting from charge-offs of $300,000, recoveries of $397,000 and provisions of $535,000.

  The allowance for loan losses on December 31, 1996 totaled $3.0 million, a slight decrease over December 31, 1995 resulting from charge-offs of $501,000, recoveries of $255,000 and provisions of ($25,000). The allowance for loan losses totaled $3.3 million as of December 31, 1995. The allowance increased during 1995 by $584,000 which resulted from a combination of additional provisions of $1.3 million and net charge-offs of $750,000.

  The following table sets forth activity in the Company's allowance for loan losses during the periods indicated:

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                NINE MONTHS     YEAR ENDED
                                                   ENDED       DECEMBER 31,
                                               SEPTEMBER 30, ------------------
                                                   1997        1996      1995
                                               ------------- --------  --------
                                                   (DOLLARS IN THOUSANDS)
Total net loans outstanding at the end of
period.......................................    $290,948    $233,358  $190,290
Average net loans outstanding during the
period.......................................    $257,510    $206,406  $177,712
Allowance for loan losses, beginning of
period.......................................    $  2,981    $  3,252  $  2,668
CHARGE-OFFS:
  Real Estate Construction...................          --          24        --
  Real Estate................................         102           2        12
  Commercial.................................         146         304       542
  Consumer and other.........................          51          72        89
  Agricultural...............................           1          99       260
                                                 --------    --------  --------
    Total charge-offs........................         300         501       903
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
  Real Estate Construction...................          --          11        --
  Real Estate................................          34         107        57
  Commercial.................................         325          90        10
  Consumer and other.........................          35          20        28
  Agricultural...............................           3          27        58
                                                 --------    --------  --------
    Total recoveries.........................         397         255       153
Net charge-offs (recoveries).................         (97)        246       750
Provision charged to operations..............         535         (25)    1,334
                                                 --------    --------  --------
Allowance for loan losses, end of period.....    $  3,613    $  2,981  $  3,252
RATIOS:
Net charge-offs to average loans outstanding.       (0.04)%      0.12%     0.42%
Allowance for loan losses to loans, end of
period.......................................        1.23%       1.26%     1.68%
Allowance for loan losses to non-performing
loans........................................      387.66%     906.08%   184.14%

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSS
                           AS OF SEPTEMBER 30, 1997

                                                                   PERCENT OF
                                                                 LOANS IN EACH
                                                                    CATEGORY
                                                          AMOUNT TO TOTAL LOANS
                                                          ------ --------------
                                                               (DOLLARS IN
                                                               THOUSANDS)
      Real Estate Construction........................... $  404      11.19%
      Real Estate........................................  1,023      28.31%
      Commercial.........................................    726      20.09%
      Agricultural.......................................    211       5.84%
      Consumer and Other.................................    237       6.56%
      Unallocated........................................  1,012      28.01%
                                                          ------     ------
        Total............................................ $3,613     100.00%
                                                          ======     ======

INVESTMENT ACTIVITIES

  The Company's investment portfolio serves three important functions: first, it enables the adjustment of the balance sheet's sensitivity to changes in interest rate movements; second, it provides an outlet for investing excess funds; and third, it provides liquidity. The investment portfolio is structured to maximize the return on invested funds within conservative risk guidelines.

  The portfolio is comprised of U.S. Treasury securities, U.S. government agency obligations, state municipal obligations, Federal Reserve Bank stock, FNMA stock, and FHLB stock. The U.S. government agency obligations include Federal Home Loan Mortgage Corporation ("FHLMC"), FNMA notes and mortgage-backed securities, FHLB notes and Government National Mortgage Association ("GNMA") mortgage-backed securities. As of September 30, 1997, the portfolio includes approximately $11.1 million of standard collateralized mortgage obligations, all of which are rated AA or better. Federal Funds sold are not classified as investment securities.

  The investment portfolio decreased $920,000 or 0.90% during the year ended December 31, 1996 and $19,641,000 or 19.42% for the period ending September 30, 1997. The decreases are primarily due to a strong loan demand.

  The composition of the investment portfolio as of September 30, 1997, was 28.59% U.S. Treasury notes, 22.96% U.S. government obligations, 32.25% mortgage-backed securities, 12.13% state and municipal securities and 4.07% other securities. The comparable distribution for December 31, 1996, was 29.69% U.S. Treasury notes, 20.24% U.S. government obligations, 36.57% mortgage-backed securities, 10.77% state and municipal securities, and 2.73% other securities. The estimated maturity of the investment portfolio on September 30, 1997, was two years and eight months. The average balance of the investment portfolio as of September 30, 1997, represented 25.72% of average earning assets as compared to 32.01% on December 31, 1996. No change in investment strategy was made during 1997.

  The Company periodically changes its balance sheet strategy to accommodate a new interest rate environment when, in management's opinion, economic and policy signals indicate a changing trend in interest rates. Accordingly, in the first half of 1995 the Company sold bonds in anticipation of an increase in interest rates.

  The following table sets forth the composition of the Company's investment portfolio at the dates indicated:

                  INVESTMENT SECURITIES PORTFOLIO COMPOSITION

                                                     AT        AT DECEMBER 31,
                                                SEPTEMBER 30, -----------------
                                                    1997        1996     1995
                                                ------------- -------- --------
                                                    (DOLLARS IN THOUSANDS)
SECURITIES HELD TO MATURITY: (1)
U.S. Treasury and other U.S. agencies and
 corporations..................................    $    76    $     77 $     74
Obligations of states and political
 subdivisions..................................         25          25       25
                                                   -------    -------- --------
  Total........................................    $   101    $    102 $     99
                                                   -------    -------- --------
SECURITIES AVAILABLE FOR SALE: (2)
U.S. Treasury and other U.S. agencies and
corporations...................................    $41,943    $ 50,424 $ 53,525
Obligations of states and political
subdivisions...................................      9,915      10,872    9,652
Mortgage-backed securities.....................     26,230      36,986   36,027
Other (3)......................................      3,315       2,761    2,762
                                                   -------    -------- --------
  Total........................................    $81,403    $101,043 $101,966
                                                   -------    -------- --------
    Total investment securities................    $81,504    $101,145 $102,065
                                                   =======    ======== ========

--------
(1) Securities held to maturity are carried on the Company's books at amortized cost.
(2) Securities available for sale are carried on the Company's books at fair value.
(3) Includes FHLB stock, Federal Reserve stock and FNMA stock.

  The following table sets forth a summary of maturities in the investment portfolio at September 30, 1997:

              MATURITY SCHEDULE OF SECURITIES AVAILABLE FOR SALE

                                                           AT SEPTEMBER 30,
                                                           1997 (AT MARKET
                                                            VALUE) OVER 5
                                           OVER ONE YEAR    YEARS THROUGH
                         ONE YEAR OR LESS THROUGH 5 YEARS      10 YEARS      OVER 10 YEARS       TOTAL
                         ---------------- ---------------- ---------------- --------------- ----------------
                                 WEIGHTED         WEIGHTED         WEIGHTED        WEIGHTED         WEIGHTED
                         AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT  YIELD   AMOUNT   YIELD
                         ------- -------- ------- -------- ------- -------- ------ -------- ------- --------
                                                       (DOLLARS IN THOUSANDS)
U.S. Treasury and other
 U.S. agencies and
 corporations........... $18,985   5.40%  $17,977   5.75%  $ 3,919     --   $1,062     --   $41,943   5.57%
Obligations of states
 and political
 subdivisions...........   1,077   8.55%    5,411   7.62%    2,970   7.72%     457     --     9,915   7.76%
Mortgage-backed
 securities.............   1,204   5.00%   20,336   6.00%    4,331   7.13%     359   7.69%   26,230   6.19%
Other...................   3,315   5.12%       --     --                        --     --     3,315   5.12%
                         -------          -------          -------          ------          -------
Total................... $24,581          $43,724          $11,220          $1,878          $81,403   6.02%
                         =======          =======          =======          ======          =======   ====

DEPOSIT ACTIVITIES

  Deposits are the major source of the Banks' funds for lending and other investment purposes. In addition to deposits, the Banks derive funds from interest payments, loan principal payments, loan and securities sales, and funds from operations. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. The Banks may use borrowings on a short-term basis if necessary to compensate for reductions in the availability of other sources of funds, or borrowings may be used on a longer term basis for general business purposes.

  Deposits are attracted principally from within the Banks' primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, savings accounts, certificates of deposit (including jumbo certificates in denominations of $100,000 or more), and retirement savings plans. The Banks have aggressively attempted to obtain large denomination, high interest-bearing deposits in selected markets to increase market share or meet particular liquidity needs. The Company has not used brokered deposits and has not sought to attract deposits outside its market areas.

  Maturity terms, service fees and withdrawal penalties are established by the Banks on a periodic basis. The determination of rates and terms is predicated on funds transaction and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

  The growth in deposits is primarily the result of the Company's new locations in Shawnee and Leawood, Kansas. During 1997 the Company experienced an increase in savings and interest-bearing transaction accounts with balances of less than $100,000. The non-interest-bearing account balance as of September 30, 1997, showed a $27.1 million or 25.4% increase from the balance as of September 30, 1996. The average balance increased accordingly by $4.4 million or 21.4% primarily as a result of growth at the Company's Shawnee and Leawood, Kansas locations.

  The following table sets forth the average balances and weighted average rates for the Company's categories of deposits at the dates indicated.

                      AVERAGE DEPOSIT BALANCES AND RATES

                                                                 YEAR ENDED DECEMBER 31,
                             NINE MONTHS ENDED     ---------------------------------------------------
                            SEPTEMBER 30, 1997               1996                      1995
                         ------------------------- ------------------------- -------------------------
                                            % OF                      % OF                      % OF
                         AVERAGE  AVERAGE  TOTAL   AVERAGE  AVERAGE  TOTAL   AVERAGE  AVERAGE  TOTAL
                         BALANCE   RATE   DEPOSITS BALANCE   RATE   DEPOSITS BALANCE   RATE   DEPOSITS
                         -------- ------- -------- -------- ------- -------- -------- ------- --------
                                                    (DOLLARS IN THOUSANDS)
Non-interest checking... $ 25,099  0.00%      8%   $ 22,623  0.00%      8%   $ 17,966  0.00%      7%
Savings deposits and
 interest-bearing
 checking...............  113,048  3.54%     35%     86,334  3.60%     29%     75,169  3.08%     29%
Certificates of deposit   185,466  5.52%     57%    188,577  5.43%     63%    164,413  5.44%     64%
                         --------           ---    --------           ---    --------           ---
  Total................. $323,613           100%   $297,534           100%   $257,548           100%

  The Company does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on its business. Management believes that substantially all the Banks' depositors are residents in their respective primary market area.

  The following table sets forth a summary of the deposits of the Company at the dates indicated:

                              DEPOSIT COMPOSITION

                                                                 DECEMBER 31
                                                SEPTEMBER 30, -----------------
                                                    1997        1996     1995
                                                ------------- -------- --------
                                                    (DOLLARS IN THOUSANDS)
Non-interest-bearing...........................   $ 27,105    $ 27,092 $ 24,427
Interest-bearing:
  Savings and NOW accounts.....................    120,757      96,025   73,114
  Time accounts less than $100,000.............    159,683     151,725  154,979
  Time accounts greater than $100,000..........     36,726      41,730   33,200
                                                  --------    -------- --------
    Total deposits.............................   $344,271    $316,572 $285,720

  The following table summarizes at September 30, 1997, the Company's certificates of deposit of $100,000 or more by time remaining until maturity:

                                                         CERTIFICATES OF DEPOSIT
                                                           $100,000 OR GREATER
                                                         -----------------------
                                                         (DOLLARS IN THOUSANDS)
      Maturity Period:
        Less than three months..........................          15,532
        Over three months through six months............           7,054
        Over six months through twelve months...........           7,863
        Over twelve months..............................           6,277
                                                                 -------
          Total.........................................         $36,726
                                                                 =======

  The Company has no other time deposits in excess of $100,000.

CAPITAL AND LIQUIDITY

  Sources of Liquidity. Liquidity defines the ability of the Company and the Banks to generate funds to support asset growth, satisfy other disbursement needs, meet deposit withdrawals and other fund reductions, maintain reserve requirements and otherwise operate on an ongoing basis. The immediate liquidity needs of the Banks are met primarily by federal funds sold, short-term investments, deposits and the generally predictable cash flow (primarily repayments) from each Bank's assets. Intermediate term liquidity is provided by the Banks' investment portfolios. The Banks also have established a credit facility with the FHLB under which the Banks are eligible for short or advances secured by real estate loans or mortgage-related investments. The Company's liquidity needs and funding are provided through non-affiliated bank borrowing, cash dividends and tax payments from its subsidiary banks. The Company has a pre-approved $10.0 million line of credit with a non-affiliated correspondent bank.

  Capital. The Company and the Banks actively monitor their compliance with regulatory capital requirements. The elements of capital adequacy standards include strict definitions of core capital and total assets, which include off-balance sheet items such as commitments to extend credit. Under the risk-based capital method of capital measurement, the ratio computed is dependent on the amount and composition of assets recorded on the balance sheet and the amount and composition of off-balance sheet items, in addition to the level of capital. Historically, the Banks have increased core capital through the retention of earnings or capital infusions. Each Bank's ability to incur additional indebtedness or to issue or pay dividends on common or preferred stock may be limited by regulatory policies and the terms of the outstanding securities.

  At September 30, 1997, the Company's Tier 1 risk-based capital, total risk-based capital and leverage ratios were 11.98%, 13.23% and 9.11%, respectively, compared to minimum required levels of 4%, 8% and 4%, respectively (subject to change and the discretion of regulatory authorities to impose higher standards in individual cases). On October 30, 1997, the Company's Board of Directors declared a quarterly cash dividend for the third quarter of 1997 in the amount of $.03 per common share payable to stockholders as of November 14, 1997. The Company's Board of Directors expects for the foreseeable future to consider declaration of a comparable dividend at each of its quarterly meetings.

 Impact of Inflation and Changing Prices

  The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rate changes do not necessarily move in the same direction or have the same magnitude as changes in the prices of goods and services.

 Accounting and Financial Reporting

  The Financial and Accounting Standards Board (the "FASB") issued Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" in June 1996 and Statement 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" in December 1996. These statements provide accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company will adopt or already has adopted these statements as required in 1997 and 1998. The adoption is not expected to have a significant impact on its financial condition or results of operation.

  SFAS No. 128, "Earnings Per Share" is effective for the fiscal year ending December 31, 1997, with earlier adoption prohibited. SFAS No. 128 supersedes APB Opinion No. 15 (APB No. 15) and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock. SFAS No. 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and the International Accounting Standards Committee. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB No. 15. Retroactive application will be required.

                                  THE COMPANY

  The Company is a multi-bank holding company that owns and operates four commercial banks and a federal savings bank. The Banks are community banks providing a full range of commercial and consumer banking services to small and medium-sized communities and the surrounding market areas. Since December 1978, the Company has grown internally and through acquisitions from a one bank holding company with $2.9 million in total assets to a five bank holding company with total assets as of September 30, 1997 of $411.1 million. The Company's principal executive offices are located at 11301 Nall Avenue, Leawood, Kansas 66211, telephone number (913) 451-8050.

THE BANKS

  Exchange Bank. Exchange Bank has four locations and is headquartered in Marysville, Kansas. The two Marysville location's loan portfolio as of September 30, 1997 consisted primarily of agricultural, commercial and industrial loans and residential real estate loans. Since April 1992 and October 1995, Exchange Bank has been operating branches in Shawnee and Leawood, Kansas, respectively. These branches are located in Johnson County, the rapidly developing suburbs southwest of Kansas City, Missouri. Exchange Bank expects to open a new Shawnee branch in the second quarter of 1998. The two Johnson County, Kansas branches of Exchange Bank's loan portfolio as of September 30, 1997 consisted primarily of commercial, real estate construction and residential real estate loans. As of September 30, 1997, Exchange Bank had assets of $199.9 million.

  Provident Bank. Provident Bank, a federally chartered savings and loan has one location in the city of St. Joseph, Missouri. The Bank's loan portfolio as of September 30, 1997 consisted primarily of real estate loans. As of September 30, 1997, Provident Bank had assets of $83.4 million.

  Citizens. Citizens has two locations in the town of Seneca, Kansas. As of September 30, 1997 the Bank's loan portfolio consisted primarily of the agricultural sector, including farm real estate, agricultural production and agricultural industrial and residential home loans. As of September 30, 1997, the Bank had assets of $54.8 million.

  Peoples. Peoples has one location in the town of Clay Center, Kansas. As of September 30, 1997, the Bank's loan portfolio consisted primarily of real estate and agricultural loans. As of September 30, 1997, the Bank had assets of $69.2 million.

  Farmers. Farmers has two locations and is headquartered in Oberlin, Kansas. As of September 30, 1997, the Bank's loan portfolio consisted primarily of agricultural and real estate loans. As of September 30, 1997, the Bank had assets of $50.0 million.

                                   BUSINESS

COMMUNITY BANKING STRATEGY

  The Company serves the needs and caters to the economic strengths of the local communities in which the Banks are located. Through the Banks and their employees, the Company strives to provide a high level of personal and professional customer service. Employee participation in community affairs is encouraged in order to build long-term banking relationships with established businesses and individual customers in these market areas.

  The Company believes its Marysville, Seneca, Clay Center and Oberlin, Kansas locations, together with the other communities in their respective counties that comprise their market area, provide a stable base of relatively low-cost deposits compared to larger metropolitan markets with larger competitors. The Company believes that, through good management, community banks such as the Banks can maximize earnings by attracting relatively low cost core deposits and investing those funds in loans and other high yielding investments, while maintaining risk at an acceptable level.

  Recently the Company has applied its community banking strategy to two affluent communities in the rapidly developing Johnson County suburbs southwest of Kansas City. The Company believes the recent wave of regional bank acquisitions of local banks in those suburban communities, and the subsequent conversion of some of those acquired banks to branch locations, has alienated the customers of those locations. This has created an opportunity for the Company to attract and retain as loan customers those owner-operated businesses that require flexibility and responsiveness in lending decisions and desire a more personal banking relationship. The Company believes that it has been able to meet these customers expectations without compromising credit standards. The success of this strategy is reflected in the Company's growth and ability to attract significant levels of non-interest bearing deposits in the suburban communities of Leawood and Shawnee, Kansas.

OPERATING STRATEGY

  The Company's operating strategy is to provide in each market that it operates a full range of financial products and services to small and medium-sized businesses and to consumers. The Company emphasizes personal relationships with customers, involvement in local community activities and responsive lending decisions. The Company strives to maintain responsive community banking offices with local decision makers, allowing senior management at each banking location, within certain limitations, to make its own credit and pricing decisions and retaining at each Bank a local identity and board of directors. The Company's goals include long-term customer relationships, a high quality of service and responsiveness to specific customer needs. The principal elements of the Company's operating strategy are:

  Emphasize Personalized Customer Service and Community Involvement. The Company believes that, in most of its market areas, customer loyalty and service are the most important competitive factors. The Banks have experienced low turnover in their management and lending staffs, enabling them to provide continuity of service by the same staff members, leading to long-term customer relationships, high quality service and quick response to customer needs. The Banks' management and other employees participate actively in a wide variety of community activities and organizations in order to develop and maintain customer relationships. The Banks seek to recruit the best available banking talent to deliver the quality of personal banking services required to meet customer expectations and to permit the Company to meet its goals for long-term profitable growth.

  Capitalize on Changing Market Conditions. The Company's management continually monitors economic developments in its market areas in order to tailor its operations to the evolving strengths and needs of the local communities. For example, Exchange Bank has opened branch locations in the high growth areas of Shawnee and Leawood, Kansas to fill the void of community banks that management believes has been created by the recent transaction activity of regional banking institutions and to deploy excess low-cost funds derived from its rural northeastern Kansas market.

  Centralize and Streamline Operations to Achieve Economies. While each of the Banks presently operates autonomously, the Company, in order to minimize duplication of functions, is centralizing certain management and administrative functions, including data processing, human resources and regulatory administration, that can better and more efficiently be performed by the Company. Such centralization will help to reduce operating expenses and enable the Bank personnel to focus on customer service and community involvement. The Company believes it has acquired the personnel necessary to make implementation of these operating efficiencies possible. The Company also provides overall direction in areas of budgets, asset/liability and investment portfolio management and credit review.

ACQUISITION/GROWTH STRATEGY

  Transactions. Management believes that the Company is well positioned to acquire and profitably operate community banks because of its experience in operating community banks, its ability to provide centralized management assistance to those banks and its access to capital. Management of the Company believes there are owners of community banks who may be willing to sell their banks in the future for, among other reasons, stockholder liquidity, to diversify their own investment portfolios, lack of family successor operators and the burden of compliance with bank regulations. In addition, management believes there are individual community bank owners in the targeted regions who are interested in selling their banks to an organization that has a strong capital base and management that has demonstrated a commitment to maintaining local bank identity. The Company's goal is to acquire banks with strong existing management such that the Company's strategies can be implemented while retaining the individual identity of the banks through the continuation of the existing management, boards of directors and bank charters.

  The Company is generally targeting profitable community banks in county seat towns of 2,000 persons or more. Market factors to be considered by the Company include the size and long-term viability of the community and market area served by the target bank, the position of the transaction target in the market and the proximity of other banks owned by the Company. Generally, the bank target must be among the top three financial institutions in its market in terms of deposit share. Financial criteria include historical performance, comparison to peers in terms of key operating performance and capital ratios, loan asset quality, operating procedures and deposit structure. Also of significant financial importance is the investment required for, and opportunity costs of, the transaction. Non-financial considerations in evaluating an transaction prospect include the quality of the target's management and the demand on the Company resources to integrate the target institution.

  Because of the large number of county seat towns and banks and its familiarity with the market place, the Company's transaction focus is the Midwest and primarily in the States of Kansas and Missouri, but it will also consider institutions in other contiguous states. Kansas is perceived by management to be the Company's best market for bank transactions because only recently have state banking laws permitted the large regional banking institutions based in Missouri to conduct branching activities in the State of Kansas.

  Internal Growth. The recent wave of regional bank transactions of community banks in the Midwest has created what management of the Company perceives to be a void in the community banking market. It is management's belief that it has been the practice of regional banking institutions to convert the banks they acquire into branches of the acquiring institution. Management of the Company believes this practice detracts from the delivery of quality personalized services to the existing customer base of those branches. The Company entered the Kansas City suburban community market by acquiring the deposits of a failed thrift in Shawnee, Kansas in 1992. Exchange Bank expects to open in 1998 another branch location in a rapidly developing part of Shawnee, Kansas that presently has few other lending institutions in the immediate area. In October 1995, Exchange Bank further expanded its presence in the suburban Johnson County communities of Kansas City by opening a branch location in Leawood, Kansas, another rapidly growing residential and small business community. Management of the Company believes its branching activities are distinguished from those of regional banking institutions by the high degree of autonomy given each branch location.

  The Company's expansion activity also has allowed it to diversify its loan portfolio, which was previously dominated by loans related to the agricultural industry. Further, the loan demand in these suburban Johnson

County communities, due to heavy residential and small business development, is greater than that experienced in the Company's rural market areas.

  The Company expects it will continue to expand in the suburban Johnson County communities west of Kansas City through growth in the assets and loan portfolios of existing branches and to a limited extent through additional branching activities.

LENDING ACTIVITIES

  General. The Company strives to provide in each market area it serves a full range of financial products and services to small and medium-sized businesses and to consumers. The Company targets owner-operated businesses and emphasizes the use of Small Business Administration and Farmers Home Administration lending. The Banks participate in credits originated within the organization but generally do not participate in loans from non-affiliated lenders. Each Bank has an established loan committee which has authority to approve credits, within established guidelines, of up to $200,000. Concentrations in excess of $200,000 must be approved by an executive loan committee comprised of the Chief Executive Officer and the Vice President of the Company and the local Bank's president and senior lending officer. When lending to an entity, the Company generally obtains a guaranty from the principals of the entity. The loan mix within the individual Banks is subject to the discretion of the Bank board of directors and the demands of the local marketplace.

  Residential loans are priced consistently with the secondary market, and commercial and consumer loans generally are issued at or above the prime rate. The Company has no potential negative amortization loans. The following is a brief description of each major category of the Company's lending activity.

  Real Estate Lending. Commercial, residential and agricultural real estate loans represent the largest class of loans of the Company. As of September 30, 1997, real estate and real estate construction loans totaled $137.1 million and $40.4 million, respectively or 46.56% and 13.73% of all loans, respectively. One to four family residential loans at September 30, 1997 made up approximately 50.90% of real estate loans, followed by commercial 39.14%, and agricultural 9.9%. Generally, residential loans are written on a variable rate basis with terms of five years or less and amortized over either 15 or 30 years. The Company retains in its portfolio some adjustable rate mortgages having an adjustment period of five years or less. Agricultural and commercial real estate loans are amortized over 15 or 20 years. The Company also generates long-term fixed rate residential real estate loans which it sells in the secondary market. The Company takes a security interest in the real estate. Commercial real estate, construction and agricultural real estate loans are generally limited, by policy, to 80% of the appraised value of the property. Commercial real estate and agricultural real estate loans also are supported by an analysis demonstrating the borrower's ability to repay. Residential loans that exceed 80% of the appraised value of the real estate generally are required, by policy, to be supported by private mortgage insurance, although on occasion the Company will retain non-conforming residential loans to known customers at premium pricing.

  Commercial Lending. Loans in this category principally include loans to service, retail, wholesale and light manufacturing businesses, including agricultural service businesses. Commercial loans are made based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans. As of September 30, 1997, commercial loans represented the second largest class of loans at $72.6 million, or 24.66% of total loans. The Company targets owner-operated businesses as its customers and makes lending decisions based upon a cash flow analysis of the borrower as well as the accounts receivable, inventory and equipment of the borrower. Accounts receivable loans and loans for inventory purchases are generally of a one-year renewable term and those for equipment generally have a term of seven years or less. The Company generally takes a blanket security interest in all assets of the borrower. Equipment loans are generally limited to 75% of the cost or appraised value of the equipment. Inventory loans are limited to 50% of the value of the inventory, and accounts receivable loans are limited to 75% of a pre-determined eligible base. Each of the Banks is approved to make loans under the Small Business Administration program.

  Agricultural Lending. The Company provides short-term credit for operating loans and intermediate-term loans for farm product, livestock and machinery purchases and other agricultural improvements. Agricultural loans were $21.1 million as of September 30, 1997, or 7.18% of total loans. Farm product loans have generally a one-year term and machinery and equipment and breeding livestock loans generally have five to seven-year terms. Extension of credit is based upon the ability to repay, as well as the existence of federal guarantees and crop insurance coverage. Farmers Home Administration guarantees are pursued wherever possible. Exchange Bank and Citizens hold "Preferred Lender Status" from the Farmers Home Administration, a guarantee program similar to the Small Business Administration, that minimizes the credit exposure of the Banks through partial transfer of the credit risk to the federal government. Preferred Lender Status expedites the processing of loan applications. These loans are generally secured by a blanket lien on livestock, equipment, feed, hay, grain and growing crops. Equipment and breeding livestock loans are limited to 75% of appraised value.

  Consumer and Other Lending. Loans classified as consumer and other loans include automobile, credit card, boat, home improvement and home equity loans, the latter two secured principally through second mortgages. The Company generally takes a purchase money security interest in goods for which it provides the original financing. The terms of the loans range from one to five years, depending upon the use of the proceeds, and range from 75% to 90% of the value of the collateral. The majority of these loans are installment loans with fixed interest rates. As of September 30, 1997, consumer and other loans amounted to $20.3 million, or 6.91% of total loans. The Company implemented a credit card program in late 1994 and targeted the Banks' existing customer base as potential consumers. As of September 30, 1997, the Company had issued 2,128 cards having an aggregate outstanding balance of $1.66 million in credit card receivables. The Company has not marketed credit cards to persons other than existing customers.

LOAN ORIGINATION AND PROCESSING

  Loan originations are derived from a number of sources. Residential loan originations result from real estate broker referrals, mortgage loan brokers, direct solicitation by the Banks' loan officers, present savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. Residential loan applications, whether originated through the Banks or through mortgage brokers, are underwritten and closed based on the same standards, which generally meet FNMA underwriting guidelines. Consumer and commercial real estate loan originations emanate from many of the same sources. The average loan is less than $500,000. From time to time, loans may be participated among the Banks.

  The loan underwriting procedures followed by the Banks conform to regulatory specifications and are designed to assess both the borrower's ability to make principal and interest payments and the value of any assets or property serving as collateral for the loan. Generally, as part of the process, a loan officer meets with each applicant to obtain the appropriate employment and financial information as well as any other required loan information. The Bank then obtains reports with respect to the borrower's credit record, and orders and reviews an appraisal of any collateral for the loan (prepared for the Bank through an independent appraiser). The loan information supplied by the borrower is independently verified.

  Loan applicants are notified promptly of the decision of the Bank by telephone and a letter. If the loan is approved, the commitment letter specifies the terms and conditions of the proposed loan including the amount of the loan, interest rate, amortization term, a brief description of the required collateral, and required insurance coverage. Prior to closing any long-term loan, the borrower must provide proof of fire and casualty insurance on the property serving as collateral, and such insurance must be maintained during the full term of the loan. Title insurance is required on loans collateralized by real property. Interest rates on committed loans are normally locked in at the time of application or for a 30 to 45-day period.

MORTGAGE BANKING DIVISION OPERATIONS

  The mortgage banking division of Provident Bank is engaged in the business of originating and selling principally first-lien mortgages secured by single family residences. Loans originated through Provident Bank's mortgage banking division were $83.1 million and $83.3 million in 1996 and 1995, respectively, however, as a result of a change in Company strategy, mortgage loans generated by Provident Bank are expected to decrease significantly from these historical levels. The mortgage banking division's principal sources of revenue consist of loan origination fees and gain or loss on the sale of mortgage loans. Mortgage loans are originated primarily in St. Joseph, Missouri, Johnson County, Kansas and throughout the metropolitan Kansas City area. Loans usually are purchased by Provident Bank for investment pending resale into the secondary market. Loans usually are sold to investment banking firms and other investors as whole loans, without retaining servicing rights. The Company only originates mortgage loans against loan purchase commitments from third parties.

  Mortgage loans are originated primarily through loan originators and from referrals from real estate brokers, builders, developers and prior customers. The origination of a loan from the date of initial application to a loan closing normally takes three to eight weeks. It involves processing the borrower's loan application, evaluating the borrower's credit and other qualifications consistent with underwriting criteria established by private institutional investors and insuring or guaranteeing agencies, obtaining investor approvals, property appraisals, and title insurance, arranging for hazard insurance and handling various other matters customarily associated with the closing of a residential loan. For this service, the division typically collects an origination fee of one percent of the principal amount of the loan. Costs that are incurred in originating mortgage loans include: overhead, origination commissions paid to the originators, certain out-of-pocket costs and, in some cases, commitment fees where the loans are made subject to a purchase commitment from wholesale lenders, private investors or other intermediaries. In the third quarter of 1996, Provident Bank substantially reduced the resources committed to its mortgage banking operations.

OTHER SERVICES

  The Company provides trust and insurance agency services. Although these businesses are not of financial significance to the Company, management believes these services are important to certain of the Banks' customers, provide an opportunity to strengthen and develop relationships with customers, and further the Company's objective of becoming a complete financial services provider.

INVESTMENT PORTFOLIO

  The Banks' investment portfolio is used to meet the Banks' liquidity needs while endeavoring to maximize investment income. Additionally, management augments the quality of the loan portfolio by maintaining a high quality investment portfolio oriented toward U.S. government and U.S. government agency securities. The portfolio is comprised of U.S. Treasury securities, U.S. government agency instruments and a modest amount of investment grade obligations of state and political subdivisions. In managing its interest rate exposure, the Company also invests in mortgage-backed securities and collateralized mortgage obligations. Federal funds sold and certificates of deposit are additional investments that are not classified as investment securities. Investment securities were $81.5 million, or 19.82% of total assets, at September 30, 1997. As of September 30, 1997, the investment portfolio included approximately $660,000 of equity securities of other publicly held bank holding companies.

DEPOSITS AND BORROWINGS

  Deposits are the major source of the Banks' funds for lending and other investment purposes. In addition to deposits, including local public fund deposits and demand deposits of commercial customers, the Banks derive funds from loan principal repayments, maturing investments, Federal Funds borrowings from commercial banks, borrowings from the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank ("FHLB") and from repurchase agreements. Loan repayments and maturing investments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They also may be used on a long-term basis for funding specific loan transactions and for general business purposes.

  The Banks offer a variety of accounts for depositors designed to attract both short-term and long-term deposits. These accounts include certificates of deposit savings accounts, money market accounts, checking and individual retirement accounts. Deposit accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits. The Company has not sought brokered deposits and does not intend to do so in the future.

COMPETITION

  The deregulation of the banking industry, the widespread enactment of state laws permitting multi-bank holding companies, and the availability of nationwide interstate banking has created a highly competitive environment for financial services providers, particularly for institutions in suburban areas, such as Exchange Bank's Shawnee and Leawood branches. These branches compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries. Some of these competitors have substantially greater resources and lending limits and may offer certain services that these branches do not currently provide. In addition, some of the non-bank competitors are not subject to the same extensive federal regulations that govern these branches.

  Management believes the Banks have generally been able to compete successfully in their respective communities because of the Company's emphasis on local control and the autonomy of Bank management, allowing the Banks to meet what is perceived to be the preference of community residents and businesses to deal with "local" banks. While management believes the Banks will continue to compete successfully in their communities, there is no assurance future competition will not adversely affect the Banks' earnings.

EMPLOYEES

  The Company maintains a corporate staff of 7 persons. At September 30, 1997, the Banks had 146 full-time equivalent employees. None of the employees of the Company or the Banks are covered by a collective bargaining agreement. The Company and the Banks believe their employee relations are good.

PROPERTY OF THE COMPANY

  The Company or the Banks own each of their banking facilities. The Company believes each of the facilities is in good condition, adequately covered by insurance and sufficient to meet the needs at that location for the foreseeable future. The Company's headquarters and Exchange Bank's Leawood, Kansas location are contained in a new 25,000 square foot building, 60% of which is leased to third parties.

LEGAL PROCEEDINGS INVOLVING THE COMPANY

  Exchange Bank, along with approximately 24 other persons and entities including a number of depository institutions, is a named defendant in a case filed in the United States District Court for the District of Kansas on September 11, 1997 on behalf of a putative class of over 2,400 persons who allegedly invested at least $14,900 each in entities known as Parade of Toys and Bandero Cigar Company. The complaint alleges violations of the Racketeer Influenced Corrupt Organizations ("RICO") statute (18 U.S.C. (S) 1962(c)), conspiracy to violate RICO, negligent misrepresentation, fraud, civil conspiracy and negligence on the part of the defendants. The plaintiffs contend that the defendants, including Exchange Bank, were listed in trade reference sheets provided to plaintiffs by Parade of Toys and Bandero Cigar Company and that the defendants made false and misleading representations on which they relied to their detriment. In each count, the plaintiffs have sought actual damages in an amount in excess of $75,000 each, treble damages under RICO, and punitive damages. Exchange Bank denies liability and is in the process of vigorously defending this claim.

  The Company is from time to time involved in routine litigation incidental to the conduct of its business. The Company believes that no pending litigation to which it is a party will have a material adverse effect on its liquidity, financial condition or results of operations.

                                  MANAGEMENT

MANAGEMENT OF THE COMPANY

  The directors and executive officers of the Company and certain senior officers of the Company are as set forth below.

                                 PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT
           NAME             AGE                     HISTORY
           ----             --- ------------------------------------------------
Michael W. Gullion.........  43 Mr. Gullion has served as Chairman of the Board of Directors, President and Chief Executive
                                Officer of the Company since inception of the
                                Company. His term of office as a director
                                expires at the annual meeting of stockholders to
                                be held in 1999. Mr. Gullion is the son-in-law
                                of William Wallman.
Keith E. Bouchey...........  46 Mr. Bouchey was elected to the Board of
                                Directors of the Company on May 30, 1996. His
                                term of office as a director expires at the
                                annual meeting of stockholders to be held in
                                2000. He has served as the Executive Vice
                                President, Chief Financial Officer and Corporate
                                Secretary of the Company since joining the
                                Company in November 1995. Prior to joining the
                                Company, Mr. Bouchey had been, since August
                                1977, a principal of GRA, Thompson, White &
                                Company, P.C., a regional bank accounting and
                                consulting firm, where he served on the
                                executive committee and as the managing director
                                of the firm's regulatory services practice.
William F. Wright..........  55 Mr. Wright was elected as a director of the
                                Company on May 30, 1996. His term of office as a
                                director expires at the annual meeting of
                                stockholders to be held in 2000. Mr. Wright has
                                served as the Chairman of the Board and the
                                Chief Executive Officer of Amcon Corporation, a
                                wholesale distributor of beer and wine, since
                                1978.
D. Michael Browne..........  44 Mr. Browne has served as a director of the
                                Company since November 1989. His term of office
                                as a director expires at the annual meeting of
                                stockholders to be held in 1998. He has been the
                                Chairman and Chief Executive Officer of Mike
                                Browne International LTD, a direct marketing
                                advertising agency, since 1987.
William Wallman............  73 Mr. Wallman was first elected to the Board of
                                Directors of the Company in November 1989. His
                                term of office as a director expires at the
                                annual meeting of stockholders to be held in
                                1999. For more than five years Mr. Wallman has
                                been the President and owner of Wallman
                                Chrysler-Plymouth, Inc., a car dealership
                                located in Beatrice, Nebraska. Mr. Wallman is
                                the father-in-law of Mr. Gullion.
Allen D. Petersen..........  56 Mr. Petersen was appointed to the Board of
                                Directors of the Company on July 31, 1997. His
                                term of office as a director expires at the
                                annual meeting of stockholders to be held in
                                1998. Mr. Petersen previously served in an
                                advisory capacity to the Board of Directors. For
                                more than five years Mr. Petersen has been the
                                Chairman and Chief Executive Officer of American
                                Tool Companies located in Chicago, Illinois.

 Information Concerning Senior Officers

  The following table describes the persons who are the senior officers of the Banks.

           NAME             AGE
           ----             ---
Marc J. Degenhardt.........  36 Mr. Degenhardt has served as President of
                                Exchange Bank since September 1996. Prior to his
                                appointment as President, Mr. Degenhardt was the
                                Executive Vice President of Exchange Bank, a
                                position he held since 1991. He was Senior Vice
                                President of Exchange Bank of Schmidt and
                                Koester immediately prior to its participation
                                in the merger which formed Exchange Bank in
                                November 1991.
Richard B. Erwin...........  51 Mr. Erwin joined Citizens in 1982 and has served as the President of that bank since June 1988.
John R. Wray...............  54 Mr. Wray has served as the President and Chief
                                Financial Officer of Provident Bank since April
                                1996. He served as Vice Chairman of Provident
                                Bank from October 1995 to March 1996. Prior to
                                his affiliation with the Company, Mr. Wray was
                                the President of St. Joseph Banking Center,
                                First Bank of Missouri where he had served since
                                December 1993 and the President and Chief
                                Executive Officer of the Bank of St. Joseph from
                                October 1987 through December 1993.
John C. Waters.............  52 Mr. Waters has served as the Executive Vice
                                President of the Exchange Bank--Shawnee branch
                                location since February 1995. He was Vice
                                Chairman of the Board of Mark Twain Bank of
                                Kansas from 1993 through February 1995. Mr.
                                Waters was the President of First National Bank,
                                Shawnee, Kansas from 1986 through 1993.
Charles N. Van Zante.......  51 Mr. Van Zante has served as the Executive Vice
                                President of the Exchange Bank--Leawood branch
                                location since June 1996. Prior to that time,
                                Mr. Van Zante was involved in the commercial
                                lending and administrative activities at the
                                Mercantile Bank organization in Kansas, and at
                                the Mid-American Bank from 1989 until its
                                acquisition by Mercantile Bank. Earlier, he
                                served as President and Chief Executive Officer
                                of United Missouri Bank South for seven years.
John R. Price..............  40 Mr. Price has served as a Vice President of the
                                Company and Senior Vice President of Exchange
                                Bank since November 1992. Prior to joining the
                                Company, Mr. Price was employed by the Farmers
                                Home Administration division of the United
                                States Department of Agriculture, where he
                                served as the Kansas State Director since
                                November 1989.
James P. Fawcett...........  51 Mr. Fawcett has served as the President of
                                Peoples since July 1990.
Russell J. Mullikin........  63 Mr. Mullikin has served as President of Farmers since May 1994. Prior to joining Farmers, Mr.
                                Mullikin was the President of First National
                                Bank of Harper, located in Harper, Kansas from
                                May 1992 until May 1994.

EXECUTIVE COMPENSATION OF THE COMPANY

  The table below sets forth information concerning the annual and long-term compensation paid to the Chief Executive Officer and all other employees of the Company whose compensation exceeded $100,000 during the last fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                ANNUAL
                                             COMPENSATION
            NAME AND                      ------------------     ALL OTHER
       PRINCIPAL POSITION         YEAR    SALARY($) BONUS($) COMPENSATION($)(1)
       ------------------         ----    --------- -------- ------------------
Michael W. Gullion..............  1996    $186,000  $165,000      $15,923
President and Chief Executive
 Officer                          1995    $156,000  $165,000      $ 9,587
                                  1994    $150,000  $150,000      $ 4,670
Keith E. Bouchey................  1996(2) $156,000       -0-      $ 3,933
Executive Vice President, Chief
Financial Officer, Treasurer and
Corporate Secretary

--------
(1) Consists of contributions to the Company's Employee Stock Ownership Plan, personal use of Company-owned automobile, and country club membership dues.
(2) Mr. Bouchey became an executive officer of the Company in November 1995.

EMPLOYMENT CONTRACTS

  Messrs. Gullion and Bouchey (the "Executives") have entered into employment agreements with the Company (each an "Agreement"). The terms of the Agreements are three years (automatically renewed on the anniversary date of the Agreements unless either party gives notice of its intention not to renew) and provide that Mr. Gullion will be the Chairman, Chief Executive Officer and President and Mr. Bouchey will be Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company. Throughout the employment period, each of the Executives will be nominated by the Board of Directors for directorships and the base compensation of the Executives and their opportunity to earn incentive compensation will be at least as great as in existence prior to the effectiveness of the Agreements. An Executive may be terminated for "cause" only (as defined in the Agreement). An Executive may terminate the Agreement for "good reason" which is defined as a material breach of the Agreement by the Company. The death or disability of an Executive automatically terminates the Agreement.

  If the Company terminates the Agreement for cause or the Executive terminates without good reason, neither the Company nor the Executive has any further obligations to the other. If the Company terminates an Executive without cause (as defined in the Agreement), an Executive terminates for good reason (as defined in the Agreement), or a Change in Control (as defined below) of the Company occurs, the Company is obligated to pay the Executive three times the present value of the Executive's long and short-term compensation in place immediately prior to the termination or Change in Control, provided that such benefits cannot exceed an amount that would be subject to federal excise taxes.

  A Change in Control of the Company will be deemed to occur upon (i) the hostile replacement of at least the majority of the Board of Directors, (ii) a person acquiring 25% or more of the shares or voting power of the stock of the Company, provided such person is not an existing director or Executive or relative of such a person or does not acquire such shares or voting rights pursuant to an agreement to which the Executive is a party, or as a result of the transaction does not become the largest stockholder of the Company, (iii) a merger or sale of substantially all of the assets of the Company or (iv) the occurrence of any other event the Board of Directors determines to be a Change in Control.

COMPENSATION OF DIRECTORS

  Non-employee directors of the Company receive $5,000 annually and $500 per board meeting or committee meeting for serving on the Board of Directors. In addition, the Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Employees of the Company receive no additional compensation for serving as a director.

INDEMNIFICATION AND LIMITATION OF LIABILITY

  The Amended and Restated Articles of Incorporation of the Company require it to indemnify its directors and officers against liabilities, fines, penalties, settlements, claims and reasonable expenses incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities to the fullest extent permitted by the Kansas General Corporation Code (the "KGCC"). The KGCC permits a corporation to indemnify its present and former directors and officers if ordered to do so by a court or after a determination by its independent counsel, stockholders or a majority of its disinterested directors that the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF THE COMPANY COMMON STOCK

  The following table sets forth information as of October 20, 1997, concerning the shares of the Company's common stock beneficially owned by (i) each person known by the Company to be the beneficial owner of 5% or more of the Company's common stock, (ii) each of the directors of the Company, and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

                                                        NUMBER OF    PERCENTAGE
                                                          SHARES     OF SHARES
                                                       BENEFICIALLY BENEFICIALLY
         NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED        OWNED
         ------------------------------------          ------------ ------------
Michael W. Gullion(1).................................    976,181      19.26%
11301 Nall Avenue
Leawood, Kansas 66221
Estate of Betty J. Dam(2).............................    262,974       5.19%
1506 Calhoun
Marysville, Kansas 66508
William Wallman(3)....................................    215,901       4.26%
538 W. Mary
Beatrice, Nebraska 68310
Allen D. Petersen(4)..................................    172,828       3.41%
1220 W. County Line Road
Barrington Hills, Illinois 60010
The Lifeboat Foundation(4)............................    171,828       3.39%
2800 W. Higgins Road, Suite 835
Hoffman Estates, Illinois 60195
William F. Wright(3)..................................    172,826       3.41%
1431 Stratford Court
Del Mar, California 92014
Keith E. Bouchey(5)...................................     41,558          *
11301 Nall Avenue
Leawood, Kansas 66211
D. Michael Browne(6)..................................     28,753          *
6450 Campbell Drive
Lincoln, Nebraska 68510
Directors and executive officers as a group...........  1,046,492      20.65%

--------
 * Less than 1%.
(1) Includes 561,555 shares for which Mr. Wallman, Mr. Peterson, Mr. Wright or The Lifeboat Foundation are the record owners and that are subject to the terms of an agreement granting Mr. Gullion voting control over such shares; 31,888 shares held by the Gold Banc Corporation, Inc. Employee Stock Ownership Plan and Trust that are not allocated to individual accounts and over which Mr. Gullion, as Plan Administrator, has voting control; and 35,000 shares that can be acquired pursuant to options that are presently exercisable.
(2) Includes the 179,516 shares owned by B.J. Dam Investment Company ("BJDIC") over which the Estate of Ms. Dam claims beneficial ownership and 38,350 shares held in the Betty J. Dam Trust #1. BJDIC previously entered into certain written commitments with the Federal Reserve intended to limit BJDIC's ownership interests in the Company, and limit the ability of BJDIC, directly or indirectly, to control or exercise a controlling influence over the management or policies of the Company or its subsidiaries. Included among these commitments is an agreement of BJDIC not to dispose of its shares of the Company's common stock without first offering such shares to the Company at the same price and on the same terms as the shares may otherwise be offered to any third party. These commitments remain outstanding.

(3) Subject to the terms of an agreement granting Mr. Gullion voting control over such shares; includes 1,000 shares that may be acquired pursuant to options that are presently exercisable.
(4) 171,828 of these shares are owned by The Lifeboat Foundation. Mr. Petersen is one of three directors of The Lifeboat Foundation. The Lifeboat Foundation has granted Mr. Gullion an irrevocable proxy to vote each of these shares. Mr. Petersen disclaims beneficial ownership of these shares. Also includes 1,000 shares that may be acquired pursuant to options that are presently exercisable.
(5) Includes 23,338 shares held in the name of Holyrood Bancshares, Inc. Mr. Bouchey is a director, officer and stockholder of Holyrood Bancshares, Inc.; 720 shares owned by children of Mr. Bouchey (Mr. Bouchey disclaims beneficial ownership of 120 shares owned by his adult daughter); and 12,500 shares that may be acquired pursuant to options that are presently exercisable.
(6) Includes 1,000 shares that may be acquired pursuant to options that are presently exercisable.

  Mr. Gullion has entered into an agreement with Mr. Wallman pursuant to which Mr. Wallman has granted to Mr. Gullion an irrevocable proxy to vote all shares of the Company's common stock (other than any director qualifying shares) owned or subsequently acquired by Mr. Wallman. The agreement also grants to Mr. Gullion: (i) a 180-day first right of refusal in the event Mr. Wallman receives a bona fide offer from a third party to purchase some or all of the shares of the Company's common stock held by Mr. Wallman or certain permitted transferees to whom Mr. Wallman may transfer shares; and (ii) in the event Mr. Wallman dies, a 180-day option to purchase some or all of the shares of the Company's common stock held by Mr. Wallman or certain permitted transferees to whom Mr. Wallman may transfer shares. This agreement terminates on the earlier to occur of: (i) the date Mr. Gullion ceases to be President, Chairman and/or Chief Executive Officer of the Company; or (ii) six months after Mr. Wallman's death.

  Mr. Gullion has also entered into an agreement with Mr. Wright, Mr. Petersen and the Lifeboat Foundation pursuant to which Mr. Wright, Mr. Petersen and the Lifeboat Foundation have granted to Mr. Gullion an irrevocable proxy to vote all shares of the Company's common stock owned or subsequently acquired by Mr. Wright, Mr. Petersen or the Lifeboat Foundation. Such proxy continues until the earlier of: (i) the death of Mr. Gullion; (ii) the date Mr. Gullion ceases to be President, Chairman and/or Chief Executive Officer of the Company; or
(iii) termination of the agreement as described below. The agreement grants to Mr. Gullion a 90 day first right of refusal in the event Mr. Wright, Mr. Petersen or the Lifeboat Foundation receives a bona fide offer from a third party to purchase, or proposes to sell on the public market, some or all of the shares of the Company's common stock held by such person or by certain permitted transferees to whom such shares may be transferred. The agreement also grants to Mr. Wright , Mr. Petersen and the Lifeboat Foundation a 90 day first right of refusal in the event Mr. Gullion receives a bona fide offer from a third party to purchase, or proposes to sell on the public market, some or all of the shares of the Company's common stock held by Mr. Gullion or certain permitted transferees to whom Mr. Gullion may transfer shares. The agreement terminates in 2006.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's subsidiaries have made, and expect to make in the future, to the extent permitted by applicable federal and state banking laws, bank loans in the ordinary course of business to directors and officers of the Company and its subsidiaries, and their affiliates and associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of the Company, such loans do not involve more than a normal risk of collectability or present other unfavorable features. In addition, the Company's banking subsidiaries have engaged, and in the future may engage, in transactions with such persons and their affiliates and associates as a depositary of funds, transfer agent, registrar, fiduciary and provider of other similar services.

                          SUPERVISION AND REGULATION

INTRODUCTION

  Bank holding companies and banks are extensively regulated under both federal and state law. The following information describes certain aspects of that regulation applicable to the Company and the Banks, and does not purport to be complete. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

  The Company is a legal entity separate and distinct from the Banks. Accordingly, the right of the Company, and consequently the right of creditors and shareholders of the Company, to participate in any distribution of the assets or earnings of the Banks is necessarily subject to the prior claims of creditors of the Banks, except to the extent that claims of the Company in its capacity as creditor may be recognized. The principle source of the Company's revenue and cash flow is dividends from the Banks. There are, however, legal limitations on the extent to which a subsidiary bank can finance or otherwise supply funds to its parent holding company.

THE COMPANY

  The Company is a bank holding company within the meaning of Bank Holding Company Act of 1956, as amended (the "BHCA").

  The BHCA. Under the BHCA, the Company is subject to periodic examination by the Board of Governors of the Federal Reserve System and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Banks' activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

  With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all of the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such transaction it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or
(iii) merging or consolidating with another bank holding company.

  In addition, and subject to certain exceptions, the BHCA and the federal Change in Bank Control Act, together with the regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if any individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to corporations with securities registered under the Securities Exchange Act of 1934, such as the Company, control will be rebuttably presumed to exist if a person acquires at least 10% of any class of voting securities of the corporation.

  In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength for and commit resources to support the Banks. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. The Company currently does not have any subsidiaries other than the Banks.

THE BANKS

  Exchange Bank, Peoples and Farmers. Exchange Bank, Peoples and Farmers operate as national banking associations organized under the laws of the United States and are subject to examination by the Office of the Comptroller of the Currency (the "OCC"). Deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor all areas of their operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rate risk management, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires these Banks to maintain certain capital ratios and imposes limitations on its aggregate investment in real estate, bank premises, and furniture and fixtures. These Banks are currently required by the OCC to prepare quarterly reports on its financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

  Citizens. Citizens operates under a Kansas state bank charter and is subject to regulation by the Kansas Banking Department and the FDIC. The Kansas Banking Department and FDIC regulate or monitor all areas of Citizen's operations, including capital requirements, issuance of stock, declaration of dividends, interest rates, deposits, record keeping, establishment of branches, transactions, mergers, loans, investments, borrowing, security devices and procedures and employee responsibility and conduct. The Kansas Banking Department places limitations on activities of Citizens including the issuance of capital notes or debentures and the holding of real estate and personal property and requires Citizens to maintain a certain ratio of reserves against deposits. The Kansas Banking Department requires Citizens to file a report annually showing receipts and disbursements of the bank, in addition to any periodic report requested. Citizens is examined by the Kansas Banking Department at least once every 18 months and at any other time deemed necessary. The FDIC insures deposits held in Citizens up to a maximum amount, which is generally $100,000 per depositor.

  Provident Bank. Provident Bank operates as a federal savings bank and provides full savings bank services. As a savings institution, Provident Bank is subject to regulation by the OTS. The OTS regulates or monitors all areas of Provident Bank's operations, including capital requirements, loans, investments, establishment of branch offices, mergers, conversions, dissolutions, transactions, borrowing, management, record keeping, security devices and procedures and offerings of securities. The OTS requires Provident Bank to file annual current reports in compliance with OTS procedures, as well as periodic reports upon the request of the director of OTS. Provident Bank must also prepare a statement of condition report showing the savings association's assets, liabilities and capital at the end of each fiscal year. The OTS may require an independent audit of financial statements by a qualified independent public accountant when needed for safety and soundness purposes. With some exceptions, an appraisal by a state certified or licensed appraiser is required for all real estate related financial transactions.

  All savings associations, including Provident Bank, are required to meet the QTL test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments.

  Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in repayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

  Provident Bank is a member of the SAIF, which is administered by the FDIC. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition.

PAYMENT OF DIVIDENDS

  Exchange Bank, Peoples and Farmers are subject to the dividend restrictions set forth by the OCC. Under such restrictions, they may not, without prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. Provident Bank, as a Tier 1 savings institution, is limited in its payment of dividends during a calendar year to the higher of 100% of the current year earnings during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, or 75% of its current earnings over the most recent four-quarter period. Provident Bank is required to obtain OTS approval for dividends exceeding the preceding amount. There are no specific state bank regulatory restrictions on the ability of Citizens to pay dividends. In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a FDIC-insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or in the event it is undercapitalized.

  If, in the opinion of the applicable federal bank regulatory authority, a depository institution or holding company is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution or holding company, could include the payment of dividends), such authority may require, after notice and hearing (except in the case of an emergency proceeding where there is no notice or hearing), that such institution or holding company cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's or holding company's capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve and the FDIC have issued policy statements providing that bank holding companies and insured depository institutions generally should only pay dividends out of current operating earnings.

TRANSACTIONS WITH AFFILIATES AND INSIDERS

  The Banks are subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates, including the Company. In addition, limits are placed on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Most of these loans and certain other transactions must be secured in prescribed amounts. The Banks are also subject to Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Banks are subject to restrictions on extensions of credit to executive officers, directors, certain principal stockholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

BRANCHING

  National bank branches are required by the National Bank Act to adhere to branch banking laws applicable to state banks in the states in which they are located. Under federal legislation, effective June 1, 1997, a bank may merge or consolidate across state lines, unless, prior to May 31, 1997, either of the states involved elected to prohibit such mergers or consolidations. States may also authorize banks from other states to engage in branching across state lines de novo and by transaction of branches without acquiring a whole banking institution. Missouri has enacted legislation authorizing interstate branching within thirty miles of its state borders and placing a minimum age requirement of five years on acquired institutions. The Kansas legislature recently failed to take action with regard to the above-referenced federal legislation. State law in Missouri permits branching anywhere in the state. Statewide branching is also allowed in Kansas.

COMMUNITY REINVESTMENT ACT

  The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve, the FDIC, the OCC and the OTS evaluate the record of such financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, transactions and applications to open a branch or facility.

OTHER REGULATIONS

  Interest and certain other charges collected or contracted for by the Banks are subject to state usury laws and certain federal laws concerning interest rates. The Banks' loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Banks also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

REGULATORY CAPITAL REQUIREMENTS

  Federal regulations establish minimum requirements for the capital adequacy of depository institutions. The regulators may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk. The Banks with capital ratios below the required minimum are subject to certain administrative actions, including prompt corrective action, the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing.

  The federal risk-based capital guidelines for banks require a ratio of Tier 1, or core capital, to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%. The leveraged capital guidelines require that banks maintain Tier 1 capital of no less than 5% of total adjusted assets, except in the case of certain highly rated banks for which the minimum leverage ratio is 3% of total adjusted assets. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) a leverage ratio (core capital to total adjusted assets) of at least 3% and (3) a risk-based capital requirement equal to at least 8% of total risk-weighted assets.

  Federal regulations applicable to financial institutions define five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. An institution is well capitalized (adequately capitalized) if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater (8.00% to be adequately capitalized), has a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 6% or greater (4.00% to be adequately capitalized), has a leveraged ratio (Tier 1 capital to total adjusted assets) of 5% or greater (4.00% to be adequately capitalized), and is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. Under the regulations, each of the Banks is well capitalized at September 30, 1997, except that Exchange Bank is adequately capitalized.

  The FDICIA requires federal banking regulators to take "prompt corrective action" with respect to capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, FDICIA contains broad restrictions on certain activities of undercapitalized institutions involving asset growth, transactions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

  As an institution's capital decreases, the powers of the federal regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have very limited discretion in dealing with a critically undercapitalized institution and are virtually required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

                      DESCRIPTION OF PREFERRED SECURITIES

  Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

GENERAL

  The Preferred Securities will be limited to $25,000,000 aggregate Liquidation Amount outstanding (which amount may be increased by up to $3,750,000 aggregate liquidation amount of referred Securities for exercise of the Underwriters' over-allotment option). See "Underwriting." The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "--Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

  The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Preferred
Security will be payable at the annual rate of     % of the stated Liquidation
Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Distribution Date"), to the holders of the Preferred Securities at the close of business on 15th day of March, June, September and December (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions on the Preferred
Securities will be cumulative. Distributions will accumulate from      ,
199  . The first Distribution Date for the Preferred Securities will be
          , 199 . The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

  So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are
entitled will accumulate additional Distributions thereon at the rate of    %
per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the

Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures--Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

  The revenue of the Issuer Trust available for distribution to holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust may not have funds available to pay Distributions or other amounts payable on the Preferred Securities. The payment of Distributions and other amounts payable on the Preferred Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

REDEMPTION

  Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Redemption." If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated Debentures to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

  The Company has the right to redeem the Junior Subordinated Debentures (i)
on or after        ,           , in whole at any time or in part from time to
time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "--Liquidation Distribution Upon Dissolution." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Preferred Securities and Common Securities at the Redemption Price.

  "25% Capital Limitation" means the limitation imposed by the Federal Reserve that the proceeds of certain qualifying securities like the Trust Securities will qualify as Tier 1 capital of the issuer up to an amount not to exceed 25% of the Issuer's Tier 1 capital, or any subsequent limitation adopted by the Federal Reserve.

  "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the State of Kansas or the City of New York are authorized or required by law or executive order to remain closed, or (c) a day on which the Property Trustee's Corporate Trust Office or the Corporate Trust Office of the Debenture Trustee is closed for business.

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

  "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

  "Liquidation Amount" means the stated amount of $25 per Trust Security.

  "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

  "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof), except as otherwise restricted under the 25% Capital Limitation, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

  If a Tax Event described in clause (i) or (iii) of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

  "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Preferred Securities and Common Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

REDEMPTION PROCEDURES

  Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

  If the Issuer Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement, and may resell such securities.

  If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a Global Preferred Security (as defined below), in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Preferred Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, and the Liquidation Distribution in respect of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, or Liquidation Distribution in respect of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

  In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. See "--Events of Default; Notice" and "Description of Junior Subordinated Debentures--Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  The amount payable on the Preferred Securities in the event of any liquidation of the Issuer Trust is $25 per Preferred Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

  The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust.

  The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

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

  In the event the Company, while a holder of Common Securities, dissolves the Issuer Trust prior to the stated maturity of the Preferred Securities and the dissolution of the Issuer Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the dissolution of the Issuer Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to dissolve the Issuer Trust.

  Pursuant to the Trust Agreement, the Issuer Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Preferred Securities in connection with the redemption of all the Trust Securities as described under "--Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

  If dissolution of the Issuer Trust occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities shall have a priority over the Common Securities. See "-- Subordination of Common Securities."

  After the liquidation date fixed for any distribution of Junior Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee and (iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

  If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Preferred Securities.

  There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior

Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

    (ii) default by the Issuer Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Issuer Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Preferred Securities as described above. See "-- Subordination of Common Securities," "--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures--Debenture Events of Default."

REMOVAL OF ISSUER TRUSTEES; APPOINTMENT OF SUCCESSORS

  The holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Preferred Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of Preferred Securities. If an Issuer Trustee resigns, such Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Preferred Securities or Common Securities or the other Issuer Trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least

$50,000,000. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

  Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER TRUST

  The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, if then rated, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

  Except as provided above and under "--Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with (i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long as any Junior Subordinated Debentures are held by the Issuer Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is
waivable under Section     of the Junior Subordinated Indenture, (iii)
exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

  Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Preferred Securities in the manner set forth in the Trust Agreement.

  No vote or consent of the holders of Preferred Securities will be required to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer

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

Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

  In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Issuer Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

  The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

  Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

  So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

  Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Issuer Trustees, the Administrators, any Paying Agent or any other agent of the Company or the Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Issuer Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

  DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Issuer Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

  DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the Underwriter), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Preferred Securities will be made by the Underwriters in immediately available funds.

  Secondary trading in Preferred Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

PAYMENT AND PAYING AGENCY

  Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property

Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  For information concerning the relationships between Bankers Trust Company, the Property Trustee, and the Company, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

MISCELLANEOUS

  The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

  Holders of the Preferred Securities have no preemptive or similar rights.

  The Issuer Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

  The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

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

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

GENERAL

  Concurrently with the issuance of the Preferred Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest,
accruing from       , 1997, at the annual rate of     % of the principal
amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing
           , 199 , to the person in whose name each Junior Subordinated Debenture is registered at the close of business on the 15th day of March, June, September or December (whether or not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by
law) at the rate per annum of     %, compounded quarterly and computed on the
basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

  The Junior Subordinated Debentures will mature on       ,     , subject to
the Maturity Adjustment (such date, as it may be shortened by the Maturity Adjustment is referred to herein as the Stated Maturity). The Maturity Adjustment represents the right of the Company to shorten the maturity date
once at any time to any date not earlier than        ,     , subject to the
Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice to the registered holders of the Junior Subordinated Debentures, the Debenture Trustee and the Issuer Trust of such shortening no less than 90 days prior to the effectiveness thereof. The Property Trustee must give notice to the holders of the Trust Securities of the shortening of the Stated Maturity at least 30 but not more than 60 days before such date.

The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Debentures will not be subject to a sinking fund. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Debenture Event of Default has occurred and is continuing, the Company has the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any such Extension Period the Company shall have the right to make partial payments of interest on any interest payment date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with
interest thereon at the annual rate of    %, compounded quarterly and computed
on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Preferred Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount."

  During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or
(ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period,
(b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

REDEMPTION

  The Junior Subordinated Debentures are redeemable prior to maturity at the
option of the Company (i) on or after       ,     , in whole at any time or in
part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company

Event or Capital Treatment Event (each as defined under "Description of Preferred Securities--Redemption"), in each case at the redemption price described below. The proceeds of any such redemption will be used by the Issuer Trust to redeem the Preferred Securities.

  The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

  The redemption of the Junior Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the Junior Subordinated Debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

  The redemption price for Junior Subordinated Debentures is the outstanding principal amount of the Junior Subordinated Debentures plus accrued interest (including any Additional Interest or any Additional Sums) thereon to but excluding the date fixed for redemption.

ADDITIONAL SUMS

  The Company has covenanted in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities--Redemption."

REGISTRATION, DENOMINATION AND TRANSFER

  The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities--Book Entry, Delivery and Form."

  Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

  Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of Preferred Securities--Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

  Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

  Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

  In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

  Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS OF THE COMPANY

  The Company has covenanted that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or (iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

  The Company has covenanted in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily terminate, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF JUNIOR SUBORDINATED INDENTURE

  From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures, (3) cure ambiguities or correct the Junior Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4) change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

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

DEBENTURE EVENTS OF DEFAULT

  The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

    (i) failure to pay any interest on the Junior Subordinated Debentures when due and continuance of such default for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period); or

    (ii) failure to pay any principal of or premium, if any, on the Junior Subordinated Debentures when due whether at the Stated Maturity; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

    (iv) the Company consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all its property.

  For purposes of the Trust Agreement and this Prospectus, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Preferred Securities-- Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

  The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right.

  The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby. See "--Modification of Junior Subordinated Indenture." The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

  If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

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

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Preferred Securities may institute a Direct Action against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities held by such holder. The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Preferred Securities. The Company will have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

  The holders of the Preferred Securities are not able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

  The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

  The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at the Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

SUBORDINATION

  The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

  As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; provided that Senior Indebtedness shall not include (i) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under
Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any indebtedness of the Company to any of its subsidiaries, (iv) indebtedness to any executive officer or director of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities.

  In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Company for the benefit of creditors or (iv) any other marshaling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

  In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

  The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  Bankers Trust Company, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

GOVERNING LAW

  The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

                           DESCRIPTION OF GUARANTEE

  The Guarantee will be executed and delivered by the Company concurrently with the issuance of Preferred Securities by the Issuer Trust for the benefit of the holders from time to time of the Preferred Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

  The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the Guarantee and described herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on such Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, termination, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the

Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer Trust to pay such amounts to such holders.

  The Guarantee will be an irrevocable guarantee of payment on a subordinated basis of the Issuer Trust's obligations under the Preferred Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

  If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "--Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.

  The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as the Junior Subordinated Debentures.

  The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no consent will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities-- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  For information concerning the relationship between Bankers Trust Company, as Guarantee Trustee, and the Company, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

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

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

  Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed, on a subordinated basis, by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of amounts payable with respect to the Preferred Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities held by such holder.

  The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

  As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Preferred Securities; (iii) the Company will pay for any and all costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

  Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

  A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

  A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Preferred Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures--Subordination."

LIMITED PURPOSE OF ISSUER TRUST

  The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions or other amounts distributable with respect to the Preferred Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

  Upon any voluntary or involuntary dissolution of the Issuer Trust, other than any such dissolution involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities-- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  In the opinion of Blackwell Sanders Matheny Weary & Lombardi LLP, Kansas City, Missouri, in its capacity as counsel to the Company ("Tax Counsel"), the following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities.

  This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

  Except as otherwise stated, this summary deals only with the Preferred Securities held as a capital asset by a holder who or which (i) purchased the Preferred Securities upon original issuance (an "Initial Holder") at their original offering price and (ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, other financial institutions, tax-exempt organizations, persons holding the Preferred Securities as a position in a "straddle," or as part of a "synthetic security," "hedging," as part of a "conversion" or other integrated investment, persons having a functional currency other than the U.S. Dollar and certain United States expatriates). Further, this summary does not address (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Preferred Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Preferred Securities, or (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Preferred Securities.

  A "US Holder" generally is a holder of the Preferred Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States trustees have the authority to control all substantial decisions of the trust.

  HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

US HOLDERS

  CHARACTERIZATION OF THE ISSUER TRUST. In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Issuer Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures owned by the Issuer Trust, and each US Holder will be required to include all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures on its own income tax return.

  CHARACTERIZATION OF THE JUNIOR SUBORDINATED DEBENTURES. The Company and the Issuer Trust will agree to treat the Junior Subordinated Debentures as indebtedness for all United States federal income tax purposes. In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel will render its opinion generally to the effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Junior Subordinated Indenture (and other relevant documents) and based on certain assumptions and qualifications referenced in the opinion, the Junior Subordinated Debentures will be characterized for United States federal income tax purposes as debt of the Company.

  INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT. Under the terms of the Junior Subordinated Debentures, the Company has the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the Junior Subordinated Debentures. Treasury regulations under
Section 1273 of the Code provide that debt instruments like the Junior Subordinated Debentures will not be considered issued with original issue discount ("OID") by reason of the Company's ability to defer payments of interest if the likelihood of such deferral is "remote."

  The Company has concluded, and this discussion assumes, that, as of the date of this Prospectus, the likelihood of deferring payments of interest under the terms of the Junior Subordinated Debentures is "remote" within the meaning of the applicable Treasury regulations, in part because exercising that option would prevent the Company from declaring dividends on its stock and would prevent the Company from making any payments with respect to debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Therefore, the Junior Subordinated Debentures should not be treated as issued with OID by reason of the Company's deferral option. Rather, stated interest on the Junior Subordinated Debentures will generally be taxable to a US Holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these Treasury regulations have not yet been interpreted in any rulings or any other published authorities of the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

  In the event the Company exercises its option to defer payments of interest, the Junior Subordinated Debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the Junior Subordinated Debentures would thereafter be treated as OID, which would accrue, and be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for income tax purposes) over the remaining term of the Junior Subordinated Debentures (including any period of interest deferral), without regard to the timing of payments under the Junior Subordinated Debentures. (Subsequent distributions of interest on the Junior Subordinated Debentures generally would not be taxable.) The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Junior Subordinated Debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, US Holders will include OID in gross income in advance of the receipt of cash, and a US Holder which disposes of a Preferred Security prior to the record date for payment of distributions on the Junior Subordinated Debentures following that period will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from the Issuer Trust with respect to the OID.

  If the possibility of the Company's exercise of its option to defer payments of interest is not remote, the Junior Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Junior Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income, over the term of the Junior Subordinated Debentures, on an economic accrual basis.

  CHARACTERIZATION OF INCOME. Because the income underlying the Preferred Securities will not be characterized as dividends for income tax purposes, corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Preferred Securities.

  MARKET DISCOUNT AND BOND PREMIUM. Holders of the Preferred Securities may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes).

  RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE ISSUER TRUST. Under certain circumstances described herein (See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution"), the Issuer Trust may distribute the Junior Subordinated Debentures to holders in exchange for the Preferred Securities and in liquidation of the Issuer Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in its Junior Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Preferred Securities. For United States federal income tax purposes, a US Holder's holding period in the Junior Subordinated Debentures received in such a liquidation of the Issuer Trust would include the period during which the Preferred Securities were held by the holder. If, however, the relevant event is a Tax Event which results in the Issuer Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to US Holders of the Preferred Securities for United States federal income tax purposes.

  Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would be taxable for United States federal income tax purposes, and a US Holder would recognize gain or loss as if it had sold the Preferred Securities for cash. See "--Sales of Preferred Securities" below.

  SALES OF PREFERRED SECURITIES. A US Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A US Holder's adjusted basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and decreased by payments received on the Preferred Securities (other than any interest received with respect to the period prior to the effective date of the Company's first exercise of its option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year prior to the date of disposition. Tax rates on long-term capital gains received by individual US Holders vary depending on each US Holder's income and holding period for the Preferred Securities. US Holders that are individuals should contact their own tax advisors for more information or for the capital gains rate applicable to a specific Preferred Security.

  A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest (or OID) on the Junior Subordinated Debentures through the date of disposition in its taxable income for United States federal income tax purposes (notwithstanding that the holder may receive a separate payment from the purchaser with respect to accrued interest), and to deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the Preferred Securities (or as to OID only, to add such amount to such holder's adjusted tax basis in its Preferred Securities). To the extent the selling price is less than the holder's adjusted tax basis (which will include accrued but unpaid OID, if any), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

NON-US HOLDERS

  The following discussion applies to a Non-US Holder.

  Payments to a holder of a Preferred Security which is a Non-US Holder will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the Preferred Security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Preferred Securities certifies to the Issuer Trust or its agent, under penalties of perjury, that it is a Non-US Holder and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer Trust or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner in the chain of ownership, and furnishes the Issuer Trust or its agent with a copy thereof.

  A Non-US Holder of a Preferred Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a Preferred Security.

  A Non-US Holder which holds the Preferred Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

INFORMATION REPORTING

  In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Preferred Securities held by a noncorporate US Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the Preferred Securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its Non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See "--Backup Withholding." Taxable income on the Preferred Securities for a calendar year should be reported to US Holders on the appropriate forms by the following January 31st.

BACKUP WITHHOLDING

  Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

  THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES. POTENTIAL HOLDERS OF THE PREFERRED SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

                         CERTAIN ERISA CONSIDERATIONS

  The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which the Company, or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement (the
"Underwriting Agreement") dated        , 1997, among the Company, the Issuer
Trust and the underwriters named therein (the "Underwriters"), the Issuer Trust has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Issuer Trust, the following respective aggregate Liquidation Amount of Preferred Securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                              LIQUIDATION AMOUNT
                                                                 OF PREFERRED
                           UNDERWRITER:                          SECURITIES:
                           ------------                       ------------------
      Advest, Inc............................................
                                                                 -----------
        Total................................................    $25,000,000
                                                                 ===========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Preferred Securities offered hereby if any of such Preferred Securities are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $         per Preferred
Security. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per Preferred Security to certain other
dealers. After the public offering, the public offering price, concession and reallowance to dealers may be changed by the representative of the Underwriters. No such change shall affect the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional $3,750,000 aggregate Liquidation Amount of the Preferred Securities at the public offering price. To the extent that the Underwriters exercise such option, the Company will be obligated, pursuant to the option, to sell such Preferred Securities to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Preferred Securities offered hereby. If purchased, the Underwriters will offer such additional Preferred Securities on the same terms as those on which the $25,000,000 aggregate Liquidation Amount of the Preferred Securities are being offered.

  In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from the Issuer Trust. In such a case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

  In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriter's arranging the investment therein of such
proceeds an amount of $         per Preferred Security (or $           ($
if the over-allotment option is exercised in full) in the aggregate) and an advisory fee equal to $25,000 for the account of the Representative.

  Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

  The Preferred Securities are a new issue of securities with no established trading market. The Company and the Issuer Trust have been advised by the Underwriters that they intend to make a market in the Preferred Securities. However, the Underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of each of the Underwriters. Application has been made by the Company to list the Preferred Securities in the Nasdaq National Market, but one of the initial requirements for listing is the presence of three market makers for the Preferred Securities, and the presence of other market makers cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  Advest, Inc. acted as the co-managing underwriter in connection with the Company's initial public offering completed in November 1996 and has continued to serve as a financial advisor to the Company in connection with the Company's acquisition and capital programs. The other Underwriters may in the future perform various services to the Company, including investment banking services for which they may receive customary fees.

                            VALIDITY OF SECURITIES

  The validity of the Guarantee and the Junior Subordinated Debentures and certain tax matters will be passed upon for the Company by Blackwell Sanders Matheny Weary & Lombardi LLP, Kansas City, Missouri, and certain legal matters will be passed upon for the Underwriters by Arnold & Porter, Washington, D.C. and New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Issuer Trust. Blackwell Sanders Matheny Weary & Lombardi LLP and Arnold & Porter will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger.

                                    EXPERTS

INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 1996 and 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing and on the report of GRA, Thompson, White & Co., P.C. on the consolidated financial statements of Peoples Bancshares, Inc. as of and for the years ended December 31, 1996 and 1995, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

  In November 1995, the Company retained Keith E. Bouchey, a principal of GRA Thompson, White & Company, P.C. ("GRA Thompson") to serve as its Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. At the time of his employment by the Company, GRA Thompson served as the Company's independent certified public accountants. In view of the Securities and Exchange Commission's rules dealing with the independence of accountants, the Board of Directors of the Company retained KPMG Peat Marwick LLP to serve as the Company's new independent certified public accountants on April 29, 1996. There were and are no disagreements with GRA Thompson on any matter of accounting principles or practice, financial statement disclosure, or auditing scope and procedure and GRA Thompson's reports on any of the Company's financial statements have not contained an adverse opinion or disclaimer of opinion or been qualified as to uncertainty, audit scope or accounting principles.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

  No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "GBCI Capital Trust," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

                          GOLD BANC CORPORATION, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

                  (WITH INDEPENDENT AUDITORS' REPORTS THEREON)

                  INDEX TO FINANCIAL STATEMENTS OF THE COMPANY

Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets at December 31, 1996 and 1995.................  F-3
Consolidated Statements of Earnings for the Years Ended December 31, 1996
 and 1995.................................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1996 and 1995...............................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996 and 1995............................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Consolidated Balance Sheets at September 30, 1997 and 1996 (Unaudited).... F-21
Consolidated Statements of Earnings for the Nine Months ended September
 30, 1997 and 1996 (Unaudited)............................................ F-22
Consolidated Statements of Earnings for the Three Months ended September
 30, 1997 and 1996 (Unaudited)............................................ F-23
Consolidated Statements of Cash Flows for the Nine Months ended September
 30, 1997 and 1996 (Unaudited)............................................ F-24
Notes to Consolidated Financial Statements (Unaudited).................... F-25

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Gold Banc Corporation, Inc.:

  We have audited the accompanying consolidated balance sheets of Gold Banc Corporation, Inc. and subsidiaries (the Company) as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended, as restated for the acquisition of Peoples Bancshares, Inc. (Peoples) on August 22, 1997 in a business combination accounted for as a pooling of interests. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The contribution of Peoples to total assets, net interest income and net income for 1996 and 1995 represented 19%, 20%, 35% and 21%, 20%, 42%, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Peoples, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Banc Corporation, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Kansas City, Missouri
November 6, 1997

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           ASSETS                               1996     1995
                           ------                             --------  -------
Cash and due from banks...................................... $ 13,895   10,059
Federal funds sold and interest-bearing deposits.............    8,902   14,955
                                                              --------  -------
    Total cash and cash equivalents..........................   22,797   25,014
                                                              --------  -------
Investment securities (note 2):
  Held-to-maturity...........................................      102       99
  Available-for-sale.........................................   98,725   99,669
  Other......................................................    2,318    2,297
                                                              --------  -------
    Total investment securities..............................  101,145  102,065
                                                              --------  -------
Mortgage loans held for sale, net............................    2,182    6,665
Loans, net (note 3)..........................................  231,176  183,625
Premises and equipment, net (note 4).........................   12,746    8,187
Deferred taxes (note 9)......................................      507      736
Accrued interest and other assets............................    6,305    6,610
                                                              --------  -------
                                                               252,916  205,823
                                                              --------  -------
                                                              $376,858  332,902
                                                              ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Liabilities:
  Deposits (note 5).......................................... $316,573  285,721
  Securities sold under agreements to repurchase (note 6)....   11,966   17,742
  Federal funds purchased, long-term debt and other
   borrowings (note 7).......................................   11,568   12,392
  Accrued interest and other liabilities.....................    2,411    2,160
                                                              --------  -------
    Total liabilities........................................  342,518  318,015
                                                              --------  -------
Stockholders' equity (notes 9 and 12):
  Preferred stock, 7,500,000 shares authorized, no shares
   issued....................................................      --       --
  Preferred stock, Class B $1,000 par value, 1,000 shares
   authorized, 65 shares issued at December 31, 1995.........      --        65
  Common stock, $1 par value, 7,500,000 shares authorized;
   4,793,615 and 2,493,615 shares issued and outstanding at
   December 31, 1996 and 1995, respectively..................    4,794    2,494
  Additional paid-in capital.................................   18,784    3,031
  Retained earnings..........................................   11,300    9,222
  Unrealized gain (loss) on available-for-sale securities,
   net.......................................................     (262)      75
  Unearned compensation (note 9).............................     (276)     --
                                                              --------  -------
    Total stockholders' equity...............................   34,340   14,887
                                                              --------  -------
Commitments and contingent liabilities (notes 9 and 15)......      --       --
                                                              $376,858  332,902
                                                              ========  =======

          See accompanying notes to consolidated financial statements.

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1996     1995
                                                               -------  -------
Interest income:
  Loans, including fees....................................... $19,796   17,254
  Investment securities.......................................   6,134    5,992
  Other.......................................................     469      195
                                                               -------  -------
                                                                26,399   23,441
                                                               -------  -------
Interest expense:
  Deposits....................................................  13,340   11,257
  Borrowings and other........................................   1,725    1,637
                                                               -------  -------
                                                                15,065   12,894
                                                               -------  -------
    Net interest income.......................................  11,334   10,547
Provision for loan losses (note 3)............................     (25)   1,334
                                                               -------  -------
    Net interest income after provision for loan losses.......  11,359    9,213
                                                               -------  -------
Other income:
  Service fees................................................   1,033      999
  Net gains on sale of mortgage loans.........................   1,128    1,058
  Net securities losses.......................................     (11)     (92)
  Gain on sale of other assets................................     297       14
  Other.......................................................     405      336
                                                               -------  -------
                                                                 2,852    2,315
                                                               -------  -------
Other expense:
  Salaries and employee benefits..............................   6,063    5,339
  Net occupancy expense.......................................   1,675    1,444
  Federal deposit insurance premiums (note 5).................     551      400
  Other.......................................................   2,778    2,607
                                                               -------  -------
                                                                11,067    9,790
                                                               -------  -------
    Earnings before income taxes..............................   3,144    1,738
Income taxes (note 8).........................................   1,066      520
                                                               -------  -------
    Net earnings.............................................. $ 2,078    1,218
                                                               =======  =======
Earnings per share............................................ $  0.76     0.48
                                                               =======  =======
Weighted average common shares outstanding....................   2,740    2,557
                                                               =======  =======

          See accompanying notes to consolidated financial statements.

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                UNREALIZED
                                                                   GAIN
                                                                  (LOSS)
                                                                    ON
                                                                SECURITIES
                                            ADDITIONAL          AVAILABLE-
                          PREFERRED COMMON   PAID-IN   RETAINED    FOR-      UNEARNED   TREASURY
                            STOCK   STOCK    CAPITAL   EARNINGS SALE, NET  COMPENSATION  STOCK   TOTAL
                          --------- ------  ---------- -------- ---------- ------------ -------- ------
Balance at December 31,
 1994...................    $100    2,536      3,421     8,004    (1,345)       --          (35) 12,681
 Purchase of 117,756
  shares of common
  stock.................     --       --         --        --        --         --       (1,095) (1,095)
 Issuance of 53,346
  shares of common
  stock.................     --        53        347       --        --         --          --      400
 Sale of 23,339 shares
  of common stock.......     --       --         (25)      --        --         --          288     263
 Retirement of 35 shares
  of Class B preferred
  stock and 94,416
  shares of common stock
  held in treasury......     (35)     (95)      (712)      --        --         --          842     --
 Change in unrealized
  gain on securities
  available-for-sale....     --       --         --        --      1,420        --          --    1,420
 Net earnings...........     --       --         --      1,218       --         --          --    1,218
                            ----    -----     ------    ------    ------       ----      ------  ------
Balance at December 31,
 1995                         65    2,494      3,031     9,222        75        --          --   14,887
 Conversion of 65 shares
  of preferred stock
  into 14,048 shares of
  common stock..........     (65)      14         51       --        --         --          --      --
 Redemption and
  retirement of 105.5
  shares of common
  stock.................     --       (14)      (120)      --        --         --          --     (134)
 Issuance of 2,300,000
  shares of common
  stock, net of issuance
  costs of $1,942.......     --     2,300     15,822       --        --         --          --   18,122
 Purchase of 31,888
  shares of common stock
  for the employee stock
  ownership plan........     --       --         --        --        --        (276)        --     (276)
 Change in unrealized
  loss on securities
  available-for-sale....     --       --         --        --       (337)       --          --     (337)
 Net earnings...........     --       --         --      2,078       --         --          --    2,078
                            ----    -----     ------    ------    ------       ----      ------  ------
Balance at December 31,
 1996...................     --     4,794     18,784    11,300      (262)      (276)        --   34,340
                            ====    =====     ======    ======    ======       ====      ======  ======


          See accompanying notes to consolidated financial statements.

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                             1996       1995
                                                           --------   --------
Cash flows from operating activities:
 Net earnings............................................  $  2,078      1,218
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
   Provision for loan losses.............................       (25)     1,334
   Net losses on sales of available-for-sale securities..        10         92
   Amortization of investment securities' premiums, net
    of accretion.........................................       154        104
   Depreciation and amortization.........................       803        761
   Gain on sale of assets, net...........................      (335)       (18)
   Net (increase) decrease in mortgage loans held for
    sale.................................................     4,483    (4,879)
   Other changes:
     Accrued interest receivable and other assets........       (67)      (521)
     Accrued interest payable and other liabilities......       326        392
                                                           --------   --------
      Net cash provided by (used in) operating
       activities........................................     7,427    (1,517)
                                                           --------   --------
Cash flows from investing activities:
 Net increase in loans...................................   (47,511)   (21,276)
 Principal collections and proceeds from maturities of
  held-to-maturity securities............................        73     12,195
 Principal collections and proceeds from sales and
  maturities of available-for-sale securities............    43,385     31,109
 Purchases of available-for-sale securities..............   (43,127)   (38,801)
 Purchases of held-to-maturity securities................       (99)    (1,645)
 Net additions to premises and equipment.................    (5,251)    (3,315)
 Proceeds from sale of other assets......................       922        269
                                                           --------   --------
      Net cash used in investing activities..............   (51,608)   (21,464)
                                                           --------   --------
Cash flows from financing activities:
 Increase in deposits....................................    30,851     39,825
 Net increase (decrease) in short-term borrowings........      (588)     1,312
 Proceeds from long-term debt............................       --         500
 Principal payment on long-term debt.....................    (7,775)      (941)
 Purchase of treasury stock..............................      (134)    (1,095)
 Proceeds from issuance of common stock, net of costs....    18,122        350
 Proceeds from sale of treasury stock....................       --         263
 (Decrease) increase in repurchase agreements............      (187)        87
 Increase (decrease) in Federal Funds purchased..........     1,675     (1,000)
                                                           --------   --------
      Net cash provided by financing activities..........    41,964     39,301
                                                           --------   --------
      Increase (decrease) in cash and cash equivalents...    (2,217)    16,320
Cash and cash equivalents, beginning of year.............    25,014      8,694
                                                           --------   --------
Cash and cash equivalents, end of year...................  $ 22,797     25,014
                                                           ========   ========
Supplemental disclosure of cash flow information:
 Cash paid during the year for interest..................  $ 14,927     12,533
                                                           ========   ========
 Cash paid during the year for income taxes..............  $    985      1,256
                                                           ========   ========
Supplemental schedule of noncash investing activities:
 Loans transferred to other real estate owned............  $    741         94
                                                           ========   ========
 Transfer of held-to-maturity investment securities to
  available-for-sale.....................................       --      42,968
                                                           ========   ========
Supplemental schedule of noncash financing activities:
 Common stock subscribed.................................       --          50
                                                           ========   ========

          See accompanying notes to consolidated financial statements.

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  On August 22, 1997, the Company issued 493,615 shares of its common stock in exchange for all of the shares of common stock of Peoples Bancshares, Inc. (the merger). Peoples Bancshares, Inc. owned all of the outstanding common stock of The Peoples National Bank located in Clay Center, Kansas. The merger has been accounted for as a pooling-of-interests and, accordingly, the 1996 and 1995 consolidated financial statements have been restated to include the accounts and results of operations of the combining companies. Subsequent to the merger, Peoples Bancshares, Inc. was liquidated into the Company.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Gold Banc Corporation, Inc. and its subsidiary banks, Exchange National Bank, Marysville, Kansas, Citizens State Bank and Trust Company, Seneca, Kansas, Provident Bank, f.s.b., St. Joseph, Missouri and The Peoples National Bank, Clay Center, Kansas, collectively referred to as the Company. All significant intercompany transactions have been eliminated.

 Nature of Operations

  The Company is a multibank holding company that owns and operates community banks located in northeastern Kansas and northwestern Missouri. The banks provide a full range of commercial and consumer banking services primarily to small and medium-sized communities and the surrounding market areas, including suburban Kansas City.

 Initial Public Offering

  Effective November 19, 1996, the Company completed an initial public offering selling 2,000,000 shares of its common stock at $8.75 per share. Subsequently, the Company's underwriter exercised its over-allotment option and on December 19, 1996, the Company sold an additional 300,000 shares at $8.75 per share. Total expenses, including underwriter's discounts, aggregated $1,942,000. The Company is considered by the Securities and Exchange Commission (SEC) as a small business enterprise and, accordingly, files SEC-related items as such. The Company's shares are registered on the NASDAQ under the symbol GLDB.

 Estimates

  The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Investment Securities

  The Company classifies investment securities as either available-for-sale or held-to-maturity. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity. All other securities are classified as available-for-sale.

  Held-to-maturity securities are recorded at amortized cost. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  A decline in the market value of any security below cost that is deemed other than temporary is charged to income, resulting in the establishment of a new cost basis for the security.

  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to interest income. Dividend and interest income is recognized when earned. Realized gains and losses upon disposition of available-for-sale securities are included in income using the specific identification method for determining the cost of the securities sold.

 Mortgage Loans Held for Sale

  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Fees received on such loans are deferred and recognized in income as part of the gain or loss on sale. Net unrealized losses are recognized through a valuation allowance by charges to income.

  The Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standard (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," on January 1, 1996. This statement requires that the value of retained mortgage servicing rights related to loans originated and sold after January 1, 1996 be capitalized as an asset, thereby increasing the gain on sale of the loan by the amount of the asset. The adoption of this standard did not have a material impact on the Company.

 Loans

  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

  Interest income on loans is accrued and credited to operations based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Significant loan and commitment fee income and related costs are deferred and amortized over the term of the related loan or commitment.

 Allowance for Loan Losses

  Provisions for losses on loans receivable are based upon management's estimate of the amount required to maintain an adequate allowance for losses, relative to the risk in the loan portfolio. This estimate is based on reviews of the loan portfolio, including assessment of the estimated net realizable value of the related underlying collateral, and upon consideration of past loss experience, current economic conditions and such other factors which, in the opinion of management, deserve current recognition. Amounts are charged off as soon as probability of loss is established, taking into consideration such factors as the borrower's financial condition, underlying collateral and guarantees. Loans are also subject to periodic examination by regulatory agencies. Such agencies may require charge-offs or additions to the allowance based upon their judgments about information available at the time of their examination.

 Premises and Equipment

  Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line and accelerated methods based on the estimated useful lives of the related assets.

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

 Goodwill

  The excess cost over fair value of assets acquired of consolidated subsidiaries is being amortized on a straight-line basis over periods of ten to twenty-five years.

 Income Taxes

  The Company and its subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for subsequent changes in tax rates is recognized in the period that includes the tax rate change.

 Cash and Cash Equivalents

  For purposes of the consolidated statements of cash flows, cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits.

 Earnings Per Share

  Earnings per share is based upon the weighted average shares outstanding during the periods presented.

(2) INVESTMENT SECURITIES

  The amortized cost, gross unrealized gains and losses and estimated fair value of investment securities by major security type at December 31, 1996 and 1995 are as follows (in thousands):

                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                1996                    COST      GAINS      LOSSES     VALUE
                ----                  --------- ---------- ---------- ---------
Held-to-maturity:
  Obligations of states and political
   subdivisions......................  $   102     --          --         102
                                       =======     ===        ====     ======
Available-for-sale:
  U.S. treasury and agency
   securities........................  $50,586      58        (220)    50,424
  Obligations of states and political
   subdivisions......................   10,786     121         (34)    10,873
  Mortgage-backed securities.........   37,339     115        (468)    36,986
  Equity securities..................      435       7         --         442
                                       -------     ---        ----     ------
    Total............................  $99,146     301        (722)    98,725
                                       =======     ===        ====     ======
                1995
                ----
Held-to-maturity:
  Obligations of states and political
   subdivisions......................  $    99     --          --          99
                                       =======     ===        ====     ======
Available-for-sale:
  U.S. treasury and agency
   securities........................  $53,444     268        (187)    53,525
  Obligations of states and political
   subdivisions......................    9,518     151         (17)     9,652
  Mortgage-backed securities.........   36,169      80        (222)    36,027
  Equity securities..................      435      30         --         465
                                       -------     ---        ----     ------
    Total............................  $99,566     529        (426)    99,669
                                       =======     ===        ====     ======

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  The amortized cost and estimated fair values of investment securities at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               HELD-TO-MATURITY   AVAILABLE-FOR-SALE
                              ------------------- -------------------
                                        ESTIMATED           ESTIMATED
                              AMORTIZED   FAIR    AMORTIZED   FAIR
                                COST      VALUE     COST      VALUE
                              --------- --------- --------- ---------
Due in one year or less.....    $--        --      19,560    19,590
Due after one year through
 five years.................     102       102     33,259    33,138
Due after five years through
 ten years..................     --        --       7,037     7,056
Due after ten years.........     --        --       1,515     1,512
Mortgage-backed securities..     --        --      37,339    36,986
Equity securities...........     --        --         436       443
                                ----       ---     ------    ------
    Total...................    $102       102     99,146    98,725
                                ====       ===     ======    ======

  Other securities at December 31, 1996 and 1995 consist primarily of stock in the Federal Reserve Bank, Federal Home Loan Bank and Kansas Venture Capital Stock. The cost of such investments approximates their fair value. At December 31, 1996, investment securities with fair values of approximately $57,795,000 were pledged to secure public deposits and for other purposes.

(3) LOANS

  Loans are summarized as follows (in thousands):

                                                                1996     1995
                                                              --------  -------
      Real estate--mortgage.................................. $114,990   82,672
      Real estate--construction..............................   28,672   24,535
      Commercial.............................................   52,524   43,018
      Agricultural...........................................   21,303   20,458
      Consumer...............................................   13,027   11,510
      Other..................................................    3,641    4,684
                                                              --------  -------
                                                               234,157  186,877
      Allowance for loan losses..............................   (2,981)  (3,252)
                                                              --------  -------
                                                              $231,176  183,625
                                                              ========  =======

  At December 31, 1996, the Company serviced loans of approximately $29,000,000 for investors. Service fee income of approximately $82,000 and $90,000, respectively, related to these portfolios is included in service fee income in the consolidated statements of earnings for the years ended December 31, 1996 and 1995. During 1996, loans were sold servicing released and, accordingly, the impact of SFAS No. 122 was insignificant.

  Loans made to directors and officers of the Company approximated $7,986,000 and $5,071,000 at December 31, 1996 and 1995, respectively. Such loans were made in the ordinary course of business on normal credit terms, including interest rate and collateralization.

  Impaired loans are considered insignificant at December 31, 1996 and 1995. Nonaccrual loans approximated $319,000 and $1,762,000 at December 31, 1996 and 1995, respectively. The interest income not recognized on these loans was approximately $23,000 and $27,000 in 1996 and 1995, respectively.

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  Activity in the allowance for loan losses during the years ended December 31, 1996 and 1995 are as follows (in thousands):

                                                                   1996   1995
                                                                  ------  -----
      Balance at beginning of year............................... $3,252  2,668
      Provision for loan losses..................................    (25) 1,334
      Loan charge-offs...........................................   (501)  (903)
      Loan recoveries............................................    255    153
                                                                  ------  -----
      Balance at end of year..................................... $2,981  3,252
                                                                  ======  =====

(4) PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows (in thousands):

                                                                   1996    1995
                                                                  ------- ------
      Land....................................................... $ 2,795  1,924
      Buildings and leasehold improvements.......................   4,955  4,470
      Construction in progress...................................   3,522    509
      Furniture, fixtures and equipment..........................   4,141  3,312
      Automobiles................................................     146    198
                                                                  ------- ------
                                                                   15,559 10,413
      Accumulated depreciation and amortization..................   2,813  2,226
                                                                  ------- ------
                                                                  $12,746  8,187
                                                                  ======= ======

  Depreciation expense aggregating $745,000 and $666,000 for the years ended December 31, 1996 and 1995, respectively, has been included in net occupancy expense in the accompanying consolidated statements of earnings.

(5) DEPOSITS

  Deposits are summarized as follows (in thousands):

                                                                  1996    1995
                                                                -------- -------
      Demand:
        Noninterest bearing.................................... $ 27,093  24,427
                                                                -------- -------
        Interest-bearing:
          NOW..................................................   18,823  16,739
          Advantage............................................   11,477  10,119
          Super NOW............................................   14,916   9,963
          Money market.........................................   37,670  22,344
                                                                -------- -------
                                                                  82,886  59,165
                                                                -------- -------
            Total demand.......................................  109,979  83,592
      Savings..................................................   13,139  13,950
      Time.....................................................  193,455 188,179
                                                                -------- -------
                                                                $316,573 285,721
                                                                ======== =======

  Time deposits include certificates of deposit of $100,000 and over, totaling approximately $41,729,000 and $33,200,000 at December 31, 1996 and 1995,
respectively.

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  Principal maturities of time deposits at December 31, 1996 are as follows (in thousands):

             YEAR                              AMOUNT
             ----                             --------
             1997............................ $134,375
             1998............................   38,509
             1999............................   10,680
             2000............................    5,607
             2001............................    4,146
             Thereafter......................      138
                                              --------
                                              $193,455
                                              ========

  During 1996, the Federal Deposit Insurance Corporation imposed a one-time special assessment on Savings Association Insurance Fund (SAIF) assessable deposits. The assessment on the Company's SAIF deposits was $389,000 and is included in federal deposit insurance premiums in the accompanying 1996 consolidated statement of earnings.

(6) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Information concerning securities sold under agreements to repurchase is as follows (in thousands):

                                                                 1996     1995
                                                                -------  ------
      Average monthly balance during the year.................. $ 7,825   8,314
      Weighted average interest rate during the year...........    5.46%   5.51%
      Maximum month-end balance during the year................ $21,808  18,251

  At December 31, 1996, such agreements were secured by investment and mortgage-backed securities. Pledged securities are maintained by a safekeeping agent under the control of the Company.

(7) FEDERAL FUNDS PURCHASED, LONG-TERM DEBT AND OTHER BORROWINGS

  Federal funds purchased fluctuate daily based on the liquidity needs of the Company. As of December 31, 1996, federal funds purchased of $6,675,000 had a weighted average interest rate of 6.53% and a one-day maturity. There were no federal funds purchased outstanding at December 31, 1995.

  Following is a summary of long-term borrowings at December 31, 1996 and 1995 (in thousands):

                                                                   1996   1995
                                                                  ------ ------
      Note payable to bank, interest at 6.0%....................  $  --   7,000
      Note payable to bank, interest at 6.6%, maturing April 1,
       1997.....................................................   3,015  3,400
      Note payable of Gold Banc Corporation, Inc. Employee Stock
       Ownership Plan, interest at Boatmen's corporate base
       rate, (8.25% at December 31, 1996) secured by 31,888
       shares of Company stock (see note 9).....................     276    --
      Federal Home Loan Bank (FHLB) borrowings by a subsidiary
       bank bearing weighted average fixed interest rates of
       5.48% and 6.02% at December 31, 1996 and 1995,
       respectively, secured by qualifying one-to-four family
       mortgage loans...........................................   1,602  1,992
                                                                  ------ ------
                                                                  $4,893 12,392
                                                                  ====== ======

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  Note payable to bank in the amount of $3,015,000 represents an obligation of People Bancshares, Inc. Subsequent to year-end, such note was repaid by the Company in connection with the merger (see notes 1 and 14).

  At December 31, 1996, the Company had a $10,000,000 committed line of credit with a correspondent bank with no advances outstanding.

  Principal maturities of long-term borrowings are as follows (in thousands):

             YEAR                               AMOUNT
             ----                               ------
             1997.............................. $3,377
             1998..............................    362
             1999..............................    292
             2000..............................    252
             2001..............................    128
             Thereafter........................    482
                                                ------
                                                $4,893
                                                ======

  None of the Company's borrowings have any related compensating balance requirements which restrict the usage of Company assets. However, regulations of the Federal Reserve System require reserves to be maintained by all banking institutions according to the types and amounts of certain deposit liabilities. These requirements restrict usage of a portion of the amounts shown as consolidated "cash and due from banks" from everyday usage in operation of the banks. The minimum reserve requirements for the subsidiary banks at December 31, 1996 approximated $1,395,000.

(8) INCOME TAXES

  Income tax expense (benefit) related to operations for 1996 and 1995 is summarized as follows (in thousands):

                                                          CURRENT DEFERRED TOTAL
                                                          ------- -------- -----
      1996:
        Federal..........................................  $473      435     908
        State............................................   155        3     158
                                                           ----     ----   -----
                                                           $628      438   1,066
                                                           ====     ====   =====
      1995:
        Federal..........................................  $713     (429)    284
        State............................................   246      (10)    236
                                                           ----     ----   -----
                                                           $959     (439)    520
                                                           ====     ====   =====

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below (in thousands):

                                                                     1996  1995
                                                                    ------ -----
      Deferred tax assets:
        Allowance for loan losses.................................. $  334   663
        Unrealized losses on available-for-sale securities, net....    180    60
        State taxes................................................    488   320
        Other......................................................    150   167
                                                                    ------ -----
          Total deferred tax assets................................  1,152 1,210
                                                                    ------ -----
      Deferred tax liabilities:
        FHLB stock dividends.......................................    125   125
        Premises and equipment.....................................    427   206
        Other......................................................     93   143
                                                                    ------ -----
          Total deferred tax liabilities...........................    645   474
                                                                    ------ -----
          Net deferred tax asset................................... $  507   736
                                                                    ====== =====

  A valuation allowance for deferred tax assets was not necessary at December 31, 1996 or 1995.

  A reconciliation of expected income tax expense based on the statutory rate of 34% to actual tax expense for 1996 and 1995 is summarized as follows (dollars in thousands):

                                                      1996             1995
                                                 ---------------- ---------------
                                                 AMOUNT   PERCENT AMOUNT  PERCENT
                                                 -------  ------- ------  -------
Expected federal income tax expense............. $ 1,069   34.00% $ 591    34.00%
Municipal interest..............................    (147)  (4.69)  (154)   (8.85)
State taxes, net of federal tax benefit.........     155    4.94    167     9.64
Other, net......................................     (11)   (.34)   (84)   (4.87)
                                                 -------   -----  -----    -----
                                                 $ 1,066   33.91% $ 520    29.92%
                                                 =======   =====  =====    =====

(9) EMPLOYEE BENEFIT PLANS

  On January 1, 1986, the Company established the Gold Banc Corporation, Inc. Employee Stock Ownership Plan (ESOP) to acquire shares of the Company common stock for the benefit of all eligible employees. The amount of annual contributions from the Company, if any, is determined by the Board of Directors. Contributions were approximately $78,000 and $75,000 for the years ended December 31, 1996 and 1995, respectively. The ESOP, which is noncontributory, covers substantially all employees of the corporation.

  During 1996, the ESOP borrowed $275,800 from an unaffiliated bank to purchase 31,888 shares of common stock from a stockholder of the Company (see note 7). The ESOP will repay the loan with contributions received from the Company. Accordingly, the Company has recorded the obligation with an off-setting amount of unearned compensation included in stockholders' equity in the accompanying 1996 consolidated balance sheet.

  In 1995, the Company established a 401(k) savings plan for the benefit of all eligible employees. The Company does not match employee contributions. The 401(k) plan covers substantially all employees of the corporation.

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  The Company's Board of Directors and stockholders have approved the adoption of the 1996 Equity Compensation Plan (the Plan). Under the terms of the Plan, the Company can grant stock options, stock appreciation rights, restricted stock, performance units or performance shares. Options granted under the Plan will carry an exercise price equal to or greater than the fair market value at the date of grant, and generally expire ten years after grant. The Company has reserved 250,000 shares of common stock for issuance under the Plan. On April 7, 1997, the Company granted options to certain officers of the Company to purchase a total of 70,500 shares of the Company's common stock at the fair market value of the Company's stock on that date ($10.50 per share). Of the total options, 23,000 vest as of October 6, 1997, with the remainder vesting as of April 1, 2002.

(10) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  Financial instruments, which represent off-balance sheet credit risk, consist of open commitments to extend credit, irrevocable letters of credit and loans sold with recourse. Open commitments to extend credit and irrevocable letters of credit amounted to approximately $39,807,000 at December 31, 1996. Such agreements require the Company to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained (if deemed necessary by the Company upon extension of credit) is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

  The Company processes residential home mortgage loans for sale in the secondary market. In conjunction with the sale of such loans, the Company has entered into agreements with the purchasers of the loans, setting forth certain provisions. Among those provisions is the right of the purchaser to return the loans to the Company in the event the borrower defaults within a stated period. This period ranges among the various purchasers from between one to twelve months. Loans sold with recourse amounted to approximately $6,021,000 and $26,511,000 at December 31, 1996 and 1995, respectively. The
Company's exposure to credit loss in the event of default by the borrower and the return of the loan by the purchaser is represented by the difference in the amount of the loan and the recovery value of the underlying collateral.

(11) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company and its subsidiaries using available market information and valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company and its subsidiaries could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material impact on the estimated fair value amounts.

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

  The estimated fair value of the Company's financial instruments is as follows (in thousands):

                                                 1996               1995
                                          ------------------ ------------------
                                                   ESTIMATED          ESTIMATED
                                          CARRYING   FAIR    CARRYING   FAIR
                                           AMOUNT    VALUE    AMOUNT    VALUE
                                          -------- --------- -------- ---------
Investment securities.................... $101,145   98,725  102,065    99,669
                                          ========  =======  =======   =======
Mortgage loans held for sale............. $  2,182    2,182    6,665     6,765
                                          ========  =======  =======   =======
Loans.................................... $231,176  231,064  183,625   184,393
                                          ========  =======  =======   =======
Deposits................................. $316,573  316,380  285,720   285,630
                                          ========  =======  =======   =======
Securities sold under agreements to
 repurchase.............................. $ 11,966   11,966   17,742    17,742
                                          ========  =======  =======   =======
Federal funds purchased and other short-
 term borrowings......................... $  6,675    6,675      --        --
                                          ========  =======  =======   =======
Long-term debt........................... $  4,893    4,893   12,392    12,392
                                          ========  =======  =======   =======

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    Investment Securities--Various methods and assumptions were used to estimate fair value of the investment securities. For investment securities, excluding other securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted prices for similar securities. The carrying value of other securities approximates fair values.

    Loans Held for Sale--The fair value of loans held for sale equals the contractual sales price agreed upon with third-party investors.

    Loans--For certain homogenous categories of loans, such as some Small Business Administration guaranteed loans, student loans, residential mortgages, consumer loans and commercial loans, fair value is estimated using quoted market prices for similar loans or securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    Deposits--The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

    Long-term Debt--The fair value of long-term debt is estimated using discounted cash flow analyses based on the Company's and subsidiaries' current incremental borrowing rates for similar types of borrowing arrangements.

    Federal Funds Purchased and Securities Sold Under Agreements to Repurchase--For federal funds purchased and securities sold under agreements to repurchase, the current carrying amount is a reasonable estimate of fair value.

    Commitments to Extend Credit and Irrevocable Letters of Credit--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The estimated fair value of letters of credit is based on the fees currently charged for similar agreements. These instruments were determined to have no positive or negative market value adjustments and are not listed in the following table.

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

    Loans Sold with Recourse--The fair value of loans sold with recourse is limited to the contractual amount of the loans required to be repurchased. Loans currently under the recourse provision have been sold to investors within the last twelve months. Because the recourse provisions have not yet expired, it is impractical to determine the fair value; however, it is not believed they would have a material market value adjustment.

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of the consolidated financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(12) CAPITAL ADEQUACY

  Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below on a consolidated basis, dollars in thousands) of total and Tier I capital (as defined in the regulations) to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

                                                                   TO BE WELL
                                                                   CAPITALIZED
                                                                      UNDER
                                                                     PROMPT
                                                    FOR CAPITAL    CORRECTIVE
                                                     ADEQUACY        ACTION
                                       ACTUAL        PURPOSES      PROVISIONS
                                    -------------  -------------  -------------
                                    AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT  RATIO
                                    ------- -----  ------- -----  ------- -----
At December 31, 1996:
  Total risk-based capital
   (to risk-weighted assets)....... $36,181 14.85% $19,493 8.00%  $24,366 10.00%
  Tier I capital (to risk-weighted
   assets).........................  33,200 13.59    9,746 4.00    14,620  6.00
  Tier I capital (to average
   assets).........................  33,200  9.56   13,780 4.00    17,225  5.00
At December 31, 1995:
  Total risk-based capital
   (to risk-weighted assets).......  15,418  8.19   15,445 8.00    19,306 10.00
  Tier I capital (to risk-weighted
   assets).........................  13,043  6.93    7,722 4.00    11,583  6.00
  Tier I capital (to average
   assets).........................  13,043  4.36   11,958 4.00    14,948  5.00

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

(13) PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

  Following is condensed financial information of the Company as of and for the years ended December 31, 1996 and 1995 (in thousands):

                           CONDENSED BALANCE SHEETS
                          DECEMBER 31, 1996 AND 1995

                            ASSETS                                1996    1995
                            ------                              -------- ------
Cash........................................................... $     62    110
Federal funds sold, securities purchased under agreements to
 resell and interest-bearing deposits..........................    8,641    --
Loans, net.....................................................      --     852
Investment in subsidiaries.....................................   28,340 23,749
Other..........................................................      683    763
                                                                -------- ------
    Total assets............................................... $ 37,726 25,474
                                                                ======== ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Borrowed funds................................................. $  3,291 10,400
Other..........................................................       95    187
Stockholders' equity...........................................   34,340 14,887
                                                                -------- ------
    Total liabilities and stockholders' equity................. $ 37,726 25,474
                                                                ======== ======

                       CONDENSED STATEMENTS OF EARNINGS
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996    1995
                                                                -------  -----
Dividends from subsidiaries.................................... $ 1,048  2,309
Interest income................................................      61     28
Other expense, net.............................................   1,442  1,563
                                                                -------  -----
    Income (loss) before equity in undistributed earnings of
     subsidiaries..............................................    (333)   774
Increase (decrease) in undistributed equity of subsidiaries....   1,933    (88)
                                                                -------  -----
    Earnings before income taxes...............................   1,600    686
Income tax benefit.............................................     478    532
                                                                -------  -----
    Net earnings............................................... $ 2,078  1,218
                                                                =======  =====

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                      CONDENSED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                  1996    1995
                                                                 -------  -----
Cash flows from operating activities:
  Net earnings.................................................. $ 2,078  1,218
  Increase in undistributed equity of subsidiary................  (1,933)   (88)
  Other.........................................................     150    207
                                                                 -------  -----
    Net cash provided by operating activities...................     295  1,337
                                                                 -------  -----
Cash flows from investing activities:
  Net change in held-to-maturity securities.....................      (5)   (75)
  Net change in loans...........................................     501   (501)
  Net additions to premises and equipment.......................       5     12
  Capital contributions to subsidiaries.........................  (3,000)   --
                                                                 -------  -----
    Net cash used in investing activities.......................  (2,499)  (564)
                                                                 -------  -----
Cash flows from financing activities:
  Principal payments on long-term debt..........................  (7,385)  (491)
  Purchase of treasury stock....................................    (134)  (832)
  Issuance of common stock......................................  18,122    350
                                                                 -------  -----
    Net cash provided by (used in) financing activities.........  10,603   (973)
                                                                 -------  -----
    Net increase (decrease) in cash.............................   8,399   (200)
Cash at beginning of year.......................................     110    310
                                                                 -------  -----
Cash at end of year............................................. $ 8,509    110
                                                                 =======  =====

  The primary source of funds available to the Company is the payment of dividends by the subsidiaries. Subject to maintaining certain minimum regulatory capital requirements, regulations limit the amount of dividends that may be paid without prior approval of the subsidiaries' regulatory agencies. At December 31, 1996, the subsidiaries could pay dividends of $3,577,000 without prior regulatory approval.

(14) MERGERS AND ACQUISITIONS

  As discussed in note 1, the 1996 and 1995 consolidated financial statements have been restated to include the accounts and results of operations of Peoples Bancshares, Inc. with those of the Company. The results of operations previously reported by each of the companies and the amounts presented in the accompanying consolidated financial statements for the years ended December 31, 1996 and 1995 are summarized below (in thousands):

                                                                    1996   1995
                                                                   ------- -----
      Net interest income, after provision for loan losses:
        Gold Banc Corporation, Inc................................ $ 8,936 7,102
        Peoples Bancshares, Inc...................................   2,423 2,111
                                                                   ------- -----
                                                                   $11,359 9,213
                                                                   ======= =====
      Net income:
        Gold Banc Corporation, Inc................................ $ 1,351   704
        Peoples Bancshares, Inc...................................     727   514
                                                                   ------- -----
                                                                   $ 2,078 1,218
                                                                   ======= =====

                 GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

(15) SUBSEQUENT EVENTS

  Exchange National Bank, a wholly-owned subsidiary of Gold Banc Corporation, Inc., is a named defendant in a case filed in the United States District Court for the District of Kansas on September 11, 1997. The case caption is Lisa Wilson, et al. v. Olathe Bank, et al., Case No. 97-2458-KHV. The case has been filed on behalf of individuals who allege that they invested in entities known as Parade of Toys and Bandero Cigar Company. The Complaint alleges violations of the RICO statute (18 U.S.C. (S) 1962 (c)), conspiracy to violate RICO, negligent misrepresentation, fraud, civil conspiracy and negligence on the part of the defendants. The plaintiffs contend that a number of misrepresentations were made in connection with solicitations seeking their investment in these businesses. The defendants, including Exchange National Bank, were listed in Trade Reference Sheets provided to plaintiffs by Parade of Toys and Bandero Cigar Company. Plaintiffs contend that these references add to the legitimacy of the solicitations. Moreover, the plaintiffs represent that they contacted the defendants and were advised that Parade of Toys and Bandero Cigar Company were honest, legitimate, trustworthy and a good investment. Plaintiffs contend that these representations were false and misleading and that they relied on these investments to their detriment. The case was initially filed in the District Court of Johnson County, Kansas, but a motion has been filed by plaintiffs to dismiss that case. The case in the United States District Court has been brought by seven plaintiffs who allege they have invested a total of $176,000. The claim is brought on behalf of a putative class asserted to be over 2,400 persons who allegedly invested in Parade of Toys or Bandero Cigar Company with allegations that each member of the putative class has invested at least $14,900. In each count, the plaintiffs have sought actual damages in an amount in excess of $75,000, punitive damages in an amount in excess of $75,000 and costs of the action. Exchange National Bank has denied any liability and is vigorously contesting the allegations made against it. The Company is not yet in a position to determine whether the expenses and losses, if any, in connection with this action will be material.

  Effective October 1, 1997, the Company acquired 100% of the outstanding common stock of Farmers Bancshares of Oberlin, Inc. (Farmers) and its wholly-owned subsidiary, Farmers National Bank, in exchange for cash of $1,964,000 and 273,000 shares of Company common stock valued at $3,753,000. The acquisition will be accounted for as a purchase and, accordingly, the excess of the total consideration paid of $5,718,000 over the fair value of the underlying net assets of Farmers of $5,557,000, aggregating $161,000, will be recorded as goodwill. Farmers had total assets of approximately $52.0 million at September 30, 1997.

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                    SEPTEMBER 30, SEPTEMBER 30,
                      ASSETS                            1997          1996
                      ------                        ------------- -------------
Cash and Due from Banks............................   $ 10,422      $ 10,780
Federal funds sold and interest-bearing deposits...      6,630         2,112
                                                      --------      --------
    Total cash and cash equivalents................     17,052        12,892
                                                      --------      --------
Held-to-maturity securities........................        101           102
Available-for-sale securities......................     78,246        99,443
Restricted equity securities.......................      3,157         2,737
                                                      --------      --------
    Total investment securities....................     81,504       102,282
Mortgage loans held for sale.......................      2,872         2,174
Loans, net.........................................    288,076       218,569
Bank premises and fixed assets.....................     14,114        11,564
Deferred taxes.....................................        499           957
Accrued interest and other assets..................      6,969         6,498
                                                      --------      --------
    Total Assets...................................   $411,086      $354,936
                                                      ========      ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------
Liabilities:
  Deposits.........................................   $344,271      $300,237
  Securities sold under agreements to repurchase...     24,676        18,403
  Federal funds purchased and other borrowings.....        350         3,075
  Long-term debt...................................      1,667        14,522
  Accrued interest and other liabilities...........      3,057         3,264
                                                      --------      --------
    Total liabilities..............................   $374,021      $339,501
Stockholders' equity:
  Common stock, $1 par value, 25,000,000 shares
   authorized; 4,793,615 and 2,493,615 share issued
   and outstanding at September 30, 1997 and 1996,
   respectively....................................   $  4,794      $  2,494
  Additional paid-in capital.......................     18,784         2,965
  Undivided profits................................     13,700        10,552
  Unrealized profits (loss) on available for sale
   securities, net.................................         63          (576)
  Unearned compensation............................       (276)          --
                                                      --------      --------
    Total stockholders' equity.....................   $ 37,065      $ 15,435
                                                      --------      --------
    Total liabilities and stockholders' equity.....   $411,086      $354,936
                                                      ========      ========

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                           FOR THE NINE MONTHS ENDED
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
Interest income:
  Loans, including fees............................  $   18,170    $   14,507
  Investments......................................       4,074         4,626
  Other............................................         379           423
                                                     ----------    ----------
                                                         22,623        19,556
                                                     ----------    ----------
Interest expense:
  Deposits.........................................      10,684         9,934
  Borrowings and other.............................       1,155         1,309
                                                     ----------    ----------
                                                         11,839        11,243
                                                     ----------    ----------
    Net interest income............................      10,784         8,313
Provision for loan losses..........................         535           145
                                                     ----------    ----------
    Net interest income after provision for loan
     losses........................................      10,249         8,168
                                                     ----------    ----------
Other income:
  Service charges..................................         738           687
  Net gain on sale of mortgage loans...............         501           943
  Gain/Loss on sale of securities..................          89            20
  Gain on sale of other assets.....................         205           298
  Other............................................         384           310
                                                     ----------    ----------
                                                          1,917         2,258
                                                     ----------    ----------
Other expense:
  Salaries and employee benefits...................       4,450         4,637
  Occupancy expense................................       1,417         1,213
  Federal deposit insurance premiums...............          76           514
  Other............................................       2,204         2,054
                                                     ----------    ----------
                                                          8,147         8,418
                                                     ----------    ----------
    Earnings before income taxes...................       4,019         2,008
Income taxes.......................................       1,346           678
                                                     ----------    ----------
    Net Earnings...................................  $    2,673    $    1,330
                                                     ==========    ==========
Earnings per share.................................  $     0.56    $     0.53
                                                     ==========    ==========
Weighted average common and common equivalent
 shares outstanding................................   4,793,615     2,494,838
                                                     ==========    ==========

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                           FOR THE THREE MONTHS ENDED
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
Interest income:
  Loans, including fees............................  $    6,708    $    5,124
  Investments......................................       1,249         1,553
  Other............................................         136            84
                                                     ----------    ----------
                                                          8,093         6,761
Interest expense:
  Deposits.........................................       3,808         3,394
  Borrowings and other.............................         495           465
                                                     ----------    ----------
                                                          4,303         3,859
    Net interest income............................       3,790         2,902
Provision for loan losses..........................         280            30
                                                     ----------    ----------
    Net interest income after provision for loan
     losses........................................       3,510         2,872
Other income:
  Service charges..................................         248           235
  Net gain on sale of mortgage loans...............         212           243
  Gain/Loss on sale of securities..................          88            (4)
  Gain on sale of other assets.....................           6           267
  Other............................................         199           117
                                                     ----------    ----------
                                                            753           858
Other expense:
  Salaries and employee benefits...................       1,609         1,570
  Occupancy expense................................         483           447
  Federal deposit insurance premiums...............          19           433
  Other............................................         800           743
                                                     ----------    ----------
                                                          2,911         3,193
Earnings before income taxes.......................       1,352           537
Income taxes.......................................         450           182
                                                     ----------    ----------
    Net Earnings...................................  $      902    $      355
                                                     ==========    ==========
Earnings per share.................................  $     0.19    $     0.14
                                                     ==========    ==========
Weighted average common and common equivalent
 shares outstanding................................   4,793,615     2,493,615
                                                     ==========    ==========

                  GOLD BANC CORPORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1996
                                                    ------------- -------------
Cash flows from operating activities:
  Net Earnings.....................................    $ 2,673         1,330
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
  Provision for loan losses........................        535           145
  Net gains on sales of available for sale
   securities......................................        (89)          (20)
  Amortization (accretion) of investment
   securities' premiums, net of accretion..........          4           (25)
  Depreciation and amortization....................        749           623
  Gain on sale of assets, net......................       (205)         (299)
  Originations of mortgage loans held for sale, net
   of sales proceeds...............................       (691)        4,491
  Other changes:
    Accrued interest receivable and other assets...       (854)         (899)
    Accrued interest payable and other liabilities.        976         1,102
                                                       -------      --------
    Net cash provided by operating activities......      3,098         6,448
Cash flows from investing activities:
  Net increase in loans............................    (57,434)      (35,087)
  Principal collections and proceeds from
   maturities of held to maturity securities.......        --             (3)
  Principal collections and proceeds from sales and
   maturities of available for sale securities.....     33,601        27,743
  Purchases of available for sale securities.......    (13,876)      (27,912)
  Net additions to premises and equipment..........     (2,004)       (3,861)
  Proceeds from sale of other assets...............        285           298
                                                       -------      --------
    Net cash used in investing activities..........    (39,428)      (38,822)
Cash flows from investing activities:
  Increase in deposits.............................     27,700        14,516
  Net increase in short-term borrowings............      6,385         3,736
  Principal (payments) proceeds on long-term debt..     (3,226)        2,131
  Dividends paid...................................       (273)          --
  Proceeds from sale of treasury stock.............        --           (131)
                                                       -------      --------
    Net cash provided by financing activities......     30,586        20,252
    Decrease in cash equivalents...................    $(5,744)     $(12,122)
Cash and cash equivalents, beginning of year.......     22,796        25,014
                                                       -------      --------
Cash and cash equivalents, end of year.............    $17,052      $ 12,892
                                                       =======      ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION.

  The consolidated financial statements include the accounts of the Company's subsidiaries, Exchange National Bank, Citizens State Bank, Peoples National lBank, and Provident Bank, f.s.b. (the "Banks"). All significant intercompany balances and transactions have been eliminated.

  The consolidated financial statements as of September 30, 1997, and for the nine months ended and the three months ended September 30, 1997 and 1996 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of financial position and results of operations for those periods. The Consolidated Statements of Earnings for the nine months ended and the three months ended September 30, 1997 and 1996 are not necessarily indicative of the results that will be achieved for the entire year.

2. EARNINGS PER COMMON SHARE.

  Earnings per common share are based upon the weighted average number of common shares outstanding during the periods.

3. SUBSEQUENT EVENTS.

  The Company completed its previously announced acquisition of Farmers Bancshares, Inc. of Oberlin, Kansas and its subsidiary, Farmers National Bank, through a combination of cash and tax-free exchange of stock on October 1, 1997. At September 30, 1997, Farmers National Bank had total assets of $50.0 million, deposits of $42.5 million and loans of $27.2 million. The transaction was accounted for as a purchase under Generally Accepted Accounting Principles.

  On October 30, 1997 the Company declared a quarterly dividend in the amount of $.03 per share to shareholders of record as of November 14, 1997, payable on December 15, 1997.

4. LEGAL PROCEEDINGS.

  Exchange National Bank, along with approximately 24 other persons and entities including a number of depository institutions, is a named defendant in a case filed in the United States District Court for the District of Kansas on September 11, 1997 on behalf of a putative class of over 2,400 persons who allegedly invested at least $14,900 each in entities known as Parade of Toys and Bandero Cigar Company. The complaint alleges violations of the Racketeer Influenced Corrupt Organizations ("RICO") statute (18 U.S.C. (S) 1962(c)), conspiracy to violate RICO, negligent misrepresentation, fraud, civil conspiracy and negligence on the part of the defendants. The plaintiffs contend that the defendants, including Exchange Bank, were listed in trade reference sheets provided to plaintiffs by Parade of Toys and Bandero Cigar Company and that the defendants made false and misleading representations on which they relied to their detriment. In each count, the plaintiffs have sought actual damages in an amount in excess of $75,000 each, treble damages under RICO, and punitive damages. Exchange National Bank denies liability and is in the process of vigorously defending this claim.

5. NEW ACCOUNTING PRONOUNCEMENT.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" which revises the calculation and presentation provisions of Accounting Principles Board Opinion 15 and related interpretations. Statement No. 128 is effective for the Company's fiscal year ending December 31, 1997. Retroactive application will be required. The Company believes the adoption of Statement No. 128 will not have a significant effect on its reported earnings per share.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                               ---------------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................
Risk Factors..............................................................
GBCI Capital Trust........................................................
Use of Proceeds...........................................................
Capitalization............................................................
Accounting Treatment......................................................
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................
The Company...............................................................
Business..................................................................
Management................................................................
Certain Relationships and Related Transactions............................
Supervision and Regulation................................................
Description of Preferred Securities.......................................
Description of Junior Subordinated Debentures.............................
Description of Guarantee..................................................
Relationship Among the Preferred Securities, the Junior Subordinated
 Debentures and the Guarantee.............................................
Certain Federal Income Tax Consequences...................................
Certain ERISA Considerations..............................................
Underwriting..............................................................
Validity of Securities....................................................
Experts...................................................................
Available Information.....................................................
Index to Financial Statements of the Company..............................  F-1


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------




                                  $25,000,000

                              GBCI CAPITAL TRUST

                             % PREFERRED SECURITIES
                          (LIQUIDATION AMOUNT $25 PER
                              PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                                   GOLD BANC
                               CORPORATION, INC.


                               ---------------

                                  PROSPECTUS

                               ---------------


                                 ADVEST, INC.


                                       , 1997



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company require it to indemnify its directors and officers and advisory directors against liabilities. fines, penalties, settlements, claims and reasonable expenses incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities to the fullest extent permitted by the Kansas General Corporation Code ("KGCC"). The KGCC permits a corporation to indemnify its present and former directors and officers if ordered to do so by a court or after a determination by its independent counsel, stockholders or a majority of its disinterested directors that the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated expenses, other than underwriting discounts and commissions, in connection with the Offering are as follows:

      SEC Registration Fee............................................ $  9,000
      NASD Filing Fee................................................. $  6,000
      Nasdaq Fees..................................................... $ 15,000
      Printing Expenses............................................... $ 60,000
      Legal Fees and Expenses......................................... $130,000
      Auditing and Accounting Service................................. $ 20,000
      Transfer Agent Fees and Expenses*............................... $ 10,000
                                                                       --------
          Total....................................................... $250,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  During the period from January 1995 through June 1996, the Company sold 90,733 shares of Common Stock, of which 14,047 shares were issued to one person in exchange for 100 shares of preferred stock. The remaining 76,686 shares were sold to six persons for $575,000 in cash. A majority of such shares were acquired by employees of the Company and the Banks. On October 1, 1997, the Company issued 273,000 shares of Common Stock in exchange for all of the issued and outstanding shares of Farmers Bancshares, Inc. No underwriter or independent selling agent was used and no compensation or commissions were paid in connection with such offerings, as all such offers and sales were effected by the Company's directors and executive officers. The sales conducted described above were completed in reliance on the exemption from the registration requirements provided by Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

  The following exhibits are filed herewith or incorporated herein by reference.

   EXHIBIT
   NUMBER
   -------
      1       --Form of Underwriting Agreement
      3(a)    --Amended and Restated Articles of Incorporation of the Company*
      3(a)(i) --Certificate of Amendment to Restated Articles of
               Incorporation**
      3(b)    --Restated By-laws of the Company*
      4(a)    --Form of Junior Subordinated Indenture

   EXHIBIT
   NUMBER
   -------
     4(b)  --Form of Amended and Restated Trust Agreement
     4(c)  --Form of Guarantee Agreement
     5(a)  --Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP
     5(b)  --Opinion of Richards, Layton & Finger.***
     8     --Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP
     9(a)  --Proxy Agreement/Stockholder Agreement between Michael W. Gullion and William Wallman, dated as of September 15, 1996*
     9(b)  --Proxy Agreement/Stockholder Agreement between Michael W. Gullion,
            William Wright and Allen Petersen, dated as of September 15, 1996*
     9(c)  --Accession of The Lifeboat Foundation to the Proxy
            Agreement/Stockholder Agreement among Michael W. Gullion, William
            Wright and Allen Petersen, dated as of May 28, 1997
    10(a)  --Employment Agreement between the Company and Michael W. Gullion*
    10(b)  --Employment Agreement between the Company and Keith E. Bouchey*
    10(c)  --Gold Banc Corporation, Inc. 1996 Equity Compensation Plan*
    10(d)  --Form of Tax Sharing Agreements between the Company and the Banks*
    10(e)  --Form of Federal Home Loan Bank Credit Agreement to which each of the Banks is a party*
    16     --Letter Regarding Change in Certifying Accountants*
    21     --List of Subsidiaries of the Company
    23(a)  --Consent of KPMG Peat Marwick LLP.
    23(b)  --Consent of GRA Thompson, White & Company, P.C.
    23(c)  --Consent of Blackwell Sanders Matheny Weary & Lombardi LLP
            (included in Exhibits 5 and 8).
    23(d)  --Consent of Richards, Layton & Finger (included in Exhibit 5)***
    24     --Powers of Attorney (included in signature page to Registration
            Statement).
    25     --Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bankers Trust Company, as trustee under the Junior
            Subordinated Indenture, the Amended and Restated Trust Agreement
            and the Guarantee agreement relating to GBCI Capital Trust.
    99     --Report of GRA Thompson, White & Company, P.C.
    *      --Previously filed as an Exhibit to the Company's Registration
            Statement on Form SB-2 No. 333-12397 and the same is incorporated herein by reference.
    **     --Previously filed as an Exhibit to the Company's Registration
            Statement on Form S-4 No. 333-28563 and the same is incorporated herein by reference.
    ***    --To be filed by Amendment.

ITEM 28. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company as been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Company hereby undertakes to, for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

  (c) The undersigned Company hereby undertakes to, for purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Leawood, State of Kansas, on November 2, 1997.

                                          Gold Banc Corporation, Inc.

                                               /s/   Michael W. Gullion
                                          By___________________________________
                                                    Michael W. Gullion
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  We, the undersigned directors and officers of Gold Banc Corporation, Inc., do hereby constitute and appoint Michael W. Gullion and Keith E. Bouchey, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional Registration Statements filed pursuant to Rule 462(b) under the Securities Act, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                NAME                           CAPACITY                   DATE
                ----                           --------                   ----
    /s/   Michael W. Gullion                                        November 2, 1997
------------------------------------
         Michael W. Gullion          Chief Executive Officer,
                                      President, Director
                                      (principal executive
                                      officer)
     /s/   Keith E. Bouchey
------------------------------------
          Keith E. Bouchey           Chief Financial Officer,
                                      Executive Vice President,
                                      Secretary, Director
                                      (principal financial and
                                      accounting officer)           November 2, 1997
     /s/   William Wallman                                          November 2, 1997
------------------------------------
          William Wallman            Director
    /s/   D. Michael Browne                                         November 2, 1997
------------------------------------
         D. Michael Browne           Director
    /s/   William F. Wright                                         November 2, 1997
------------------------------------
         William F. Wright           Director
    /s/   Allen D. Petersen                                         November 2, 1997
------------------------------------
         Allen D. Petersen           Director